   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         TRUEVISION INTERNATIONAL, INC.

                 (Name of Small Business Issuer in its charter)

           DELAWARE                          8741                  84-1080044
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                            ------------------------

                            1720 LOUISIANA BOULEVARD
                                   SUITE 100
                         ALBUQUERQUE, NEW MEXICO 87110
                                  505-256-3545
                   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL
                               EXECUTIVE OFFICES)
                            ------------------------

                     JOHN C. HOMAN, CHIEF EXECUTIVE OFFICER
                         TRUEVISION INTERNATIONAL, INC.
                            1720 LOUISIANA BOULEVARD
                                   SUITE 100
                         ALBUQUERQUE, NEW MEXICO 87110
                            505-256-3534 (TELEPHONE)
                            505-256-3521 (FACSIMILE)

           (Name, Address, And Telephone Number Of Agent For Service)
                            ------------------------

                                   COPIES TO:

         GREGORY BARTKO, ESQ.                    LAWRENCE B. FISHER, ESQ.
     Law Office of Gregory Bartko           Orrick, Herrington & Sutcliffe LLP
      3475 Lenox Road, Suite 400                     666 Fifth Avenue
        Atlanta, Georgia 30326                   New York, New York 10103
      (404) 238-0550 (telephone)                (212) 506-5000 (telephone)
      (404) 238-0551 (facsimile)                (212)-506-5151 (facsimile)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /__________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /__________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /__________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: / /__________________
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE     PROPOSED MAXIMUM
        SECURITIES TO BE REGISTERED            BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)          FEE
Units, comprised of two shares of common
  stock, par value $.001 per share and one
  redeemable common stock purchase warrant,
  to purchase one share of common stock
  (2)......................................       575,000              $16.10            $9,257,500            $2,574
Common stock underlying redeemable warrants
  included in the units....................       575,000              $9.60             $5,520,000            $1,535
Representative's warrants(3)...............        50,000              $.0001               $--                 $--
Common stock issuable upon exercise of the
  representative's warrants(4).............       100,000              $9.60              $960,000              $267
Redeemable warrants issuable upon exercise
  of the representative's warrants(4)......        50,000               $.12               $6,000                $2
Common stock issuable on exercise of
  redeemable warrants included in the
  representatives warrants(2)..............        50,000              $9.60              $480,000              $135
      Total................................          --                  --             $16,223,500            $4,513

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

(2) Includes 75,000 units that the underwriters have the option to purchase to cover over-allotments, if any.

(3) No registration fee is required pursuant to Rule 457 of the Securities Act.

(4) Pursuant to Rule 416, we are registering additional securities as may become issuable pursuant to the anti-dilution provisions of the redeemable warrants, the representative's warrants and the redeemable warrants underlying the representative's warrants.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 1999
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                                [LOGO]

                         TRUEVISION INTERNATIONAL, INC.

                                 500,000 UNITS

    This is an initial public offering of 500,000 units of TrueVision International, Inc., each unit consisting of two shares of common stock and a redeemable common stock purchase warrant to purchase one share of common stock. The common stock and the warrants will trade as separate securities 30 days after this offering.

    Before this offering, there has been no public market for any of our securities. We anticipate that the initial public offering price will be $16.10 per unit, which consists of $8.00 per share of common stock and $.10 per warrant. We have made an application to quote our common stock, our warrants, and the units on the Nasdaq SmallCap Stock Market under the symbols "TRUE," "TRUE.W," and "TRUE.U."

    These are speculative securities and investors will experience significant dilution. Investing in the units involves certain risks. See "Risk Factors" beginning on page 9.

    NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               PER UNIT     TOTAL
                                                                              ----------  ----------

-          Price to the public..............................................  $           $

-          Underwriting discounts and commissions...........................  $           $

-          Proceeds, before expenses, to TrueVision.........................  $           $

    The underwriters may, under certain circumstances, purchase an additional 75,000 units from us at the initial public offering price less the underwriting discount to cover any over-allotments.

    Delivery of the securities offered hereby will be made on or about
            , 1999, in New York, New York. The underwriters are offering the units on a firm commitment basis.

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer and sale is not permitted.

                             DIRKS & COMPANY, INC.

                        PROSPECTUS DATED        , 1999.

[Photo depicting, at the top
of the page, a women serving as
a customer representative for a
medical services company. At the bottom
of the page, a women's eyes are
focused in close-up fashon.]

                               TABLE OF CONTENTS

                                                                                                            PAGE NO.
                                                                                                          -------------
Prospectus Summary......................................................................................            3
Risk Factors............................................................................................            7
Cautionary Note Regarding Forward-Looking Statements....................................................           12
Use Of Proceeds.........................................................................................           12
Dividend Policy.........................................................................................           13
Capitalization..........................................................................................           14
Dilution................................................................................................           15
Selected Consolidated Financial Data....................................................................           16
Management's Discussion And Analysis Of Financial Condition And Results Of Operations...................           18
Business................................................................................................           23
Management..............................................................................................           32
Certain Transactions....................................................................................           38
Principal Stockholders..................................................................................           42
Description Of Securities...............................................................................           43
Shares Eligible For Future Sale.........................................................................           47
Underwriting............................................................................................           49
Legal Matters...........................................................................................           51
Experts.................................................................................................           51
Index To Consolidated Financial Statements..............................................................          F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT INVESTORS SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. INVESTORS SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL STATEMENTS WHICH ARE A PART OF THIS PROSPECTUS.

OUR BUSINESS

    TrueVision International, Inc., through our operating subsidiaries, TrueVision Laser Center of Albuquerque, Inc. and TrueVision of Nevada, Inc., provide laser vision correction and image enhancement procedures to individuals at our TrueVision centers. Our doctors and those with which we are affiliated, provide these services using state-of-the-art excimer laser technology. We also offer patients ancillary image enhancement procedures and other vision correction devices on a limited basis, including eye glasses and contact lenses. We acquired our first TrueVision center in Albuquerque, New Mexico in April 1998 and opened our second center in Las Vegas, Nevada in July 1999. We do not currently perform any procedures at our Las Vegas center.

OUR STRATEGY

    Our goal is to be a leading provider of laser vision correction and other cosmetic procedures. In order to achieve this goal, we will implement the following strategies:

    - Expand our geographic presence by opening additional TrueVision centers;

    - Equip our centers with state-of-the-art medical technologies;

    - Recruit, employ and affiliate talented doctors and capitalize on these physicians' relationships within their local communities;

    - Increase our marketing and sales efforts to further penetrate our target markets; and

    - Expand our services to include ancillary cosmetic procedures and other vision correction products that permit cross-marketing of our core services.

OUR INDUSTRY

    The laser vision correction industry has experienced dramatic growth during the past two years. The total number of laser correction procedures performed in the United States is forecasted to grow nearly 450% from 200,000 in 1997 to 900,000 in 1999. Total sales, including revenues from procedures, for the laser vision correction industry have been over $1.0 billion since approval of the excimer laser in the U.S. in October 1995. However, despite the growth of this industry, the estimated number of vision correction clients in 1998 represented less than 0.28% of the 150 million people with refractive vision conditions in the U.S. Therefore, we believe this represents an untapped market for which we can offer our services.

CORPORATE BACKGROUND

    We were incorporated on January 19, 1988 as Topform, Inc., in Delaware. On March 16, 1999 we changed our name to TrueVision International, Inc. In April 1998, through a stock purchase and reorganization, we acquired a controlling interest in TrueVision Laser Centers of Albuquerque, Inc., which had been providing laser vision correction services using the VISX, Inc. excimer laser since June 1996. In July 1999, we opened our second center in Las Vegas, Nevada, through our wholly-owned subsidiary, TrueVision of Nevada, Inc., formed in Nevada in August 1999. Our executive office is located at 1720 Louisiana Boulevard N.E., Suite 100 Albuquerque, New Mexico 87110 and our telephone number is (505) 256-3534. In this prospectus, "TrueVision", "we", "us" and "our" refer to TrueVision International, Inc. and our consolidated subsidiaries, TrueVision Laser Center of Albuquerque, Inc. and TrueVision of Nevada, Inc.

                                  THE OFFERING

Securities that we are offering..............  500,000 units, each unit consisting of two shares of common stock and one common stock
                                               purchase warrant exercisable to purchase one
                                               share of common stock at an exercise price of
                                               $9.60 per share.
Common stock outstanding before this           2,329,560 shares.
  offering...................................
Common stock to be outstanding after this
  offering...................................  3,329,560 shares.
Redeemable common stock purchase warrants to
  be outstanding after this offering.........  500,000 redeemable common stock purchase warrants included as a part of the units
                                               offered hereby.
Use of proceeds..............................  Laser facilities development expenses; sales and marketing expenditures; facilities and
                                               other capital expenditures; expansion of
                                               internal operations; repayment of
                                               indebtedness; and working capital and general
                                               corporate purposes.
Proposed Nasdaq SmallCap symbols
    Common stock.............................  "TRUE"
    Redeemable warrants......................  "TRUE.W"
    Units....................................  "TRUE.U"

    Unless stated otherwise, all information in this prospectus assumes:

       - an initial public offering price of $16.10 per unit; and excludes

       - 458,332 shares of common stock issuable upon the exercise of 458,332 incentive stock options, each exercisable to purchase one share of our common stock at $.86 per share;

       - 312,500 common stock purchase warrants currently outstanding, each exercisable to purchase one share of our common stock at $8.40 per share;

       - the exercise of the underwriter's over-allotment option to purchase 75,000 units; and

       - the exercise of the 50,000 representative's warrants.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table summarizes the financial data of our business. This information is qualified by reference to, and should be read together with, the historical financial data for the years ended September 30, 1997 and 1998 and should be read in conjunction with our audited financial statements included elsewhere in this prospectus. The historical financial data as of June 30, 1999 and for the nine months ended June 30, 1998 and 1999 are derived from and should be read in conjunction with our unaudited financial statements included elsewhere in this prospectus. The data presented below should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes appearing elsewhere in this prospectus.

    The issuance of our common stock for the acquisition of True Vision Albuquerque is accounted for in a manner similar to a pooling of interests due to the common ownership before and after the share exchange. The table reflects our statement of operations data as if the April 15, 1998 issuance of 1,944,444 shares of common stock for True Vision Albuquerque occurred on October 1, 1997.

                                                              FISCAL YEAR ENDED
                                                         ----------------------------  NINE MONTHS   NINE MONTHS
                                                         SEPTEMBER 30,  SEPTEMBER 30,    JUNE 30,      JUNE 30,
                                                             1997           1998           1998          1999
                                                         -------------  -------------  ------------  ------------
                                                                                               UNAUDITED
Statement of Operations Data:
Revenues...............................................   $   770,704    $ 1,460,526    $  956,894    $2,218,858
Cost of revneues.......................................       453,279        894,134       539,092     1,528,071
Operating costs and expenses...........................       502,106        565,729       376,811       725,474
(Loss) income from operations..........................      (184,681)           663        40,991       (34,687)
Interest expense.......................................       (66,585)      (117,955)      (90,754)      (91,078)
                                                         -------------  -------------  ------------  ------------
Net loss...............................................   $  (288,879)   $  (117,292)   $  (49,763)   $ (263,623)
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------
Basic and diluted earnings per share...................   $      (.14)   $      (.06)   $     (.02)   $     (.12)
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------
Shares used in computing basic and diluted earnings per
  share................................................     2,051,215      2,127,820     2,092,592     2,233,507
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------

------------------------

    - The following table includes a summary of our balance sheet at June 30, 1999:

    - on an actual basis;

    - on a pro forma basis giving effect to the issuance during August 1999 of $550,000 principal amount promissory notes bearing interest at 13% per annum, due April 15, 2000, in connection with our private placement conducted from April to August 1999 (for a total amount of outstanding notes of $1,175,000), 34,384 shares of common stock issued in conjunction with the above notes, issuance of 20,000 shares of common stock in exchange for the retirement of a warrant to purchase 416,667 shares, and the issuance of 41,667 shares of common stock as compensation for interest and late fees on related party capital lease obligations

    - as adjusted to give affect to, the issuance of 1,000,000 shares of common stock and warrants for the purchase of 500,000 shares offered by us at an offering price of $8.00 per share and $.10 per warrant, the repayment of the $1,175,000 principal amount promissory notes and accrued interest, issued April through August 1999, bearing interest at 13%, and the repayment of $402,000 of accrued expenses from the proceeds of this offering, which are primarily accrued consulting fees that were deferred as well as a state sales tax liability accrued by our Albuquerque subsidiary.

                                                            JUNE 30,
                                                              1999                    AS
BALANCE SHEET DATA:                                          ACTUAL     PRO FORMA  ADJUSTED
---------------------------------------------------------  -----------  ---------  ---------
                                                            UNAUDITED
Cash and cash equivalents................................   $ 116,425   $ 666,425  $5,680,925
Total working capital (deficit)..........................    (934,083)   (886,183) 5,539,567
Total assets.............................................   1,096,790   1,718,290  6,553,040
Short term debt, current portion of long term liabilities
  and current related party obligations..................   1,172,910   1,675,010    500,010
Long term debt...........................................     365,645     365,645    365,645
Total liabilities........................................   1,946,454   2,520,054    929,054
Stockholders' (deficit) equity...........................   $(849,664)  $(801,764) $5,623,986

                                  RISK FACTORS

    AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE INVESTING IN OUR SECURITIES.

    WE HAVE A LIMITED OPERATING HISTORY AND MAY FACE DIFFICULTIES ENCOUNTERED BY EARLY STAGE COMPANIES IN NEW AND RAPIDLY EVOLVING MARKETS. We have a limited operating history and have only been providing our services since April 1998. As a result, we have a limited history upon which you may evaluate our business and prospects. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently experienced by early stage companies.

    WE HAVE INCURRED NET LOSSES SINCE COMMENCING OUR BUSINESS AND EXPECT LOSSES FROM OPERATIONS IN THE FUTURE. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. Through June 30, 1999, our net loss was $263,623. We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future and we will need to generate significant revenues to achieve and maintain profitability.

    WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS. Based on our current operating plan, we anticipate that the net proceeds of this offering and cash provided by operations will allow us to meet our cash and capital requirements for at least 12 months following the date of this prospectus. Our accountants have included in a note in their report that our consolidated financial statements have been prepared assuming we will continue as a going concern. If appropriate financing is not obtained by us through our public offering, we intend to modify our operations accordingly. We may require additional funding sooner than anticipated. If we raise additional capital through the sale of equity, including preferred stock, or convertible debt securities, the percentage of ownership of our stockholders will be diluted.

    We currently do not have a credit facility or any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, develop or enhance our services or respond to competitive pressures.

    OUR CHIEF EXECUTIVE OFFICER HAS A CONFLICT OF INTEREST WITH OTHER COMPANIES THAT HAVE RELATIONSHIPS WITH US, AND THESE OFFICERS MAY HAVE TO DEVOTE MANAGEMENT TIME TO THESE AFFILIATED COMPANIES. Our chief executive officer, Mr. Homan, is an officer and director of TVLC Finance, Inc. and MTE/ Triad, Inc. Both of these companies have provided specialty financing to enable us to finance our equipment. Mr. Homan also serves as an officer and director of TrueVision Laser Centers, Inc., a predecessor company that has since ceased active operations. Since these companies provide access to equipment financing for us, we are dependent on Mr. Homan's determination that the terms of equipment financing provided by these affiliated companies are no less favorable than we could obtain from independent sources. Mr. Homan's role with us could result in a conflict of interest at some time. These separate responsibilities by Mr. Homan could potentially prevent him from devoting full-time as our chief executive officer.

    SINCE THE LASER REFRACTIVE SURGERY MARKET IS RELATIVELY NEW, WE DO NOT KNOW IF OUR SERVICES WILL GENERATE MARKET ACCEPTANCE. The commercial market for laser refractive and image enhancement surgery in the United States is relatively new and we do not know if these procedures will generate widespread market acceptance. Several factors may contribute to refractive surgery not achieving broad market acceptance, which include:

    - cost of the procedure;

    - effectiveness of conventional eye correction technologies including eye glasses and contact lenses;

    - general resistance to surgery;

    - availability of other surgical techniques;

    - the short history of laser refractive surgery in the United States;

    - side effects; and

    - any resistance by third-party payors to reimburse patients for elective laser vision correction.

    POTENTIAL SIDE EFFECTS AND NEGATIVE LONG-TERM RESULTS OF LASER REFRACTIVE SURGERY COULD DAMAGE THE DEMAND FOR OUR SERVICES. There are concerns about the safety and efficacy of the performance of laser refractive surgery. These concerns include:

    - the predictability and stability of results;

    - complications and side effects including:

     - post-operative pain;

     - corneal haze during healing;

     - glare/halos;

     - decrease in contrast sensitivity;

     - temporary increases in intraocular pressure in reaction to post-procedure medication;

     - modest fluctuations in astigmatism and modest decreases in best corrected vision;

    - loss of fixation during the procedure;

    - unintended over-or under-corrections; instability, reversion or regression of effect; and

    - corneal scars, corneal ulcers, and corneal healing disorders.

The occurrence of any of these or any other complications may damage the demand for the services we offer.

    THE TECHNOLOGIES WE USE IN OUR LASER VISION CORRECTION PROCEDURES ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND COULD CAUSE US TO MAKE SIGNIFICANT CAPITAL INVESTMENT IN NEW EQUIPMENT. Our market is characterized by rapid technological changes. Newer technologies, techniques or products for the treatment of refractive vision disorders, and the other services we offer, could be developed with better performance than the excimer lasers and other technologies that we use. The availability of new and better ophthalmic laser technologies or other surgical or non-surgical methods for correcting refractive vision disorders could require us to make significant investments in technology, render our current technology obsolete and have a significant negative impact on our business and results of operations.

    WE MAY NOT COMPETE EFFECTIVELY WITH OTHER EYE CARE SERVICES COMPANIES THAT HAVE MORE RESOURCES AND EXPERIENCE THAN US. Many of our competitors have substantially greater financial, technical, managerial, marketing, and other resources than we do may compete more effectively than we can. We compete with NovaMed Eyecare Management, LLC, TLC The Laser Center, Inc., Clear Vision Laser Centers, Inc., and other entities, including other refractive laser center companies, hospitals, individual ophthalmologists and optometrists, other surgery and laser centers, eye care clinics and providers of retail optical products in offering our services and products. Our surgical procedures compete with other surgical and non-surgical treatments for refractive disorders, including eyeglasses, contact lenses, other types of refractive surgery, such as radial keratotomy, and technologies currently under development. If our competitors offer laser vision correction or other refractive surgery services at lower prices than we do, we may have to lower the prices we charge, which will adversely affect our results of operations.

    THE DEMAND FOR OUR SERVICES MAY BE ADVERSELY AFFECTED BY HEALTH CARE REFORM INITIATIVES. The continuing effort of government regulators of health care services to contain or reduce the costs of health care may reduce our revenues and profitability by increasing our regulatory burden or increasing our administrative costs associated with delivering services to our customers. We cannot predict the effect that health care reforms may have on our business, and it is possible that any reforms will hurt our business.

    SIGNIFICANT DECREASES IN EXCIMER LASER PRICES COULD HARM OUR BUSINESS BY MAKING IT MORE ATTRACTIVE FOR EYE SURGEONS TO BUY THEIR OWN LASERS AND FORCE US TO LOWER PRICES. A significant reduction in the price of excimer lasers could reduce the demand for our services by making it economically more attractive for eye surgeons to buy excimer lasers for themselves instead of utilizing our centers. Also, excimer laser price decreases could force us to reduce our fees in response to this reduction in demand or as a means to remain competitive with other laser providers.

    WE ARE DEPENDENT UPON A LIMITED NUMBER OF SUPPLIERS FOR OUR LASER SURGERY EQUIPMENT. We are dependent on a small number of manufacturers for our supply of ophthalmic lasers. To our knowledge, only three companies, Summit Technologies, Inc., Autonomous Technologies Corporation and VISX, Inc. have been approved by the United States Food and Drug Administration for commercial sale of excimer lasers in the U.S. If any of these manufactures were for any reason to discontinue commercial sale of ophthalmic lasers, or be unwilling or unable to meet our needs, we may not be able to equip our centers with the appropriate technology.

    OUR BUSINESS MAY BE IMPAIRED DUE TO GOVERNMENT REGULATIONS THAT COULD RESTRICT OUR EQUIPMENT, SERVICES AND RELATIONSHIPS WITH DOCTORS, OPTOMETRISTS, AND OTHER HEALTH CARE PROVIDERS. We are subject to extensive federal, state, local and foreign laws, rules and regulations, including:

    - restrictions on the approval, distribution, and use of medical devices;

    - anti-kickback statutes;

    - fee-splitting laws;

    - corporate practice of medicine restrictions;

    - self-referral laws;

    - anti-fraud provisions;

    - facility license requirements and certificates of need;

    - conflict of interest regulations; and

    - sales and use taxes

Many of these laws and regulations are ambiguous, and courts and regulatory authorities have provided little clarification. Moreover, state and local laws vary from jurisdiction to jurisdiction. As a result, we may not always be able to accurately interpret applicable law, and some of our activities could be challenged.

    Failure to comply with applicable FDA requirements could subject us, and the doctors who use our centers to enforcement actions, including product seizure, recalls, withdrawal of approvals and civil and criminal penalties. Further, failure to comply with regulatory requirements, or any adverse regulatory action could result in limitations or prohibitions on our use of excimer lasers.

    OUR MANAGEMENT WILL CONTROL 40.7% OF OUR COMMON STOCK AFTER THIS OFFERING AND THEIR INTERESTS MAY BE DIFFERENT FROM AND CONFLICT WITH YOURS. Following this offering, our executive officers and directors will beneficially own a total of approximately 40.7%, 39.1% if the underwriter's over-allotment option is exercised in full, of our outstanding common stock, assuming no exercise of the redeemable common stock purchase warrants. Accordingly, if our management acts together, they have the power to control the election of all of our directors and the approval of significant corporate transactions for which the approval of our stockholders is required. If you purchase our securities, you may have no effective voice in our management.

    THE NATURE OF OUR BUSINESS COULD SUBJECT US TO MALPRACTICE, PRODUCT LIABILITY, AND OTHER CLAIMS. Providing laser refractive surgery and other eye care services subjects us to the potential that significant physical injury will occur to patients at our centers and the resulting risk of malpractice, product liability and other claims. Our insurance may not be adequate to satisfy claims or protect us or our affiliated providers against these claims. Furthermore, our insurance coverage may not continue to be available at acceptable costs and terms.

    WE ARE DEPENDENT, IN PART, UPON OUR RELATIONSHIPS WITH OUR MEMBER-PHYSICIANS AND OUR ABILITY TO ENTER INTO AFFILIATIONS WITH LICENSED MEDICAL
PROFESSIONALS. Since we do not practice medicine or optometry, our activities are limited to establishing centers at which doctors and eye care professionals that we employ, and others with whom we've established affiliations, render eye care services. Accordingly, our success depends upon our ability to attract talented physicians that we desire to employ and our ability to develop relationships with affiliated physicians and to enter into agreements with health care providers, including institutions, independent physicians and optometrists, to render surgical and other professional services at centers owned or managed by us. There can be no assurance that we will be able to enter into these agreements with health care providers on satisfactory terms, if at all. Our inability to enter into these affiliations would likely limit our revenues, our services, and our ability to expand our operations.

    THE MANNER IN WHICH WE OBTAIN OUR EXCIMER LASER SURGERY EQUIPMENT INCREASES OUR LEVERAGE AND FINANCE COSTS. We finance the purchases of our excimer laser equipment. The use of leverage to finance our equipment increases our risk of loss as opposed to if we borrowed a smaller portion or none of the purchase price of this equipment. Our risk is increased because we must satisfy these obligations on specific dates, regardless of our revenues. If we do not meet our debt service payments when due, we may be forced to forfeit the equipment securing the debt.

    OUR SUCCESS DEPENDS UPON THE EFFORTS OF, AND OUR ABILITY TO RETAIN, KEY PERSONNEL, INCLUDING OUR CHIEF EXECUTIVE OFFICER. We believe that the efforts of our senior management, key employees and contractors, particularly that of our chief executive officer, John C. Homan, are essential to our operations and growth. We have entered into a three-year employment agreement with Mr. Homan, and have obtained key man life insurance on the life of Mr. Homan in the amount of $1,000,000. If we do not succeed in retaining or motivating our current personnel or in hiring additional qualified employees, our business will be materially adversely affected. In addition, competition for personnel in our industry, including the doctors who perform our services, is intense and there can be no assurance that we will be able to attract and retain the necessary personnel.

    THE REPRESENTATIVE OF THE UNDERWRITERS WILL CONTINUE TO HAVE INFLUENCE OVER US FOLLOWING THE COMPLETION OF THIS OFFERING. We have given Dirks & Company, Inc., the representative of the underwriters, the right, for a period of five years from the completion of this offering, to designate one person to our board of directors. Upon completion of this offering, the representative will also receive, for nominal consideration, warrants to purchase 100,000 shares of our common stock and 50,000 redeemable common stock purchase warrants. Accordingly, the representative will continue to have influence over our operations following the completion of this offering.

    THE REDEEMABLE NATURE OF OUR WARRANTS MAY IMPACT YOUR INVESTMENT DECISION AS TO IF AND WHEN TO EXERCISE THEM. The 500,000 redeemable common stock purchase warrants included in the units being offered by this prospectus are redeemable by us. Commencing 12 months after the date of this prospectus, we can redeem the warrants at a redemption price of $.10 per warrant if our common stock trades above $16.00 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the redemption notice. If we decide to redeem the warrants, holders will lose their rights to purchase the underlying shares of common stock unless the warrant is exercised before we redeem them. Upon receipt of a notice of redemption, holders may be forced to make an investment decision forcing the investor to exercise the warrants prior to the time the investor desires to do so.

    YOU CANNOT SELL THE SHARES UNDERLYING THE REDEEMABLE COMMON STOCK PURCHASE WARRANTS IF WE DO NOT HAVE AN EFFECTIVE REGISTRATION STATEMENT. The redeemable common stock purchase warrants included in the units offered by this prospectus are not exercisable unless, at the time of exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and the shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the warrants. Although we have agreed to use our best efforts to keep a registration statement covering the shares of common stock issuable upon the exercise of the warrants effective for the term of the warrants, if we fail to do so for any reason, the warrants may be deprived of value.

    The common stock and warrants included in the units offered by this prospectus are detachable and separately transferable 30 days following completion of this offering. Purchasers may buy warrants in the aftermarket or may move to jurisdictions in which the shares underlying the warrants are not so registered or qualified during the period that the warrants are exercisable. In that event, we would be unable to issue shares to those holders desiring to exercise their warrants, and these holders would have no choice but to attempt to sell the warrants in a jurisdiction where a sale is permissible or allow the warrants to expire unexercised.

    FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS. Many current installed computer systems and software products only accept two digits to identify the year in any date. Thus, the Year 2000 will appear as "00," which the system might consider to be the Year 1900 rather than the Year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations. The failure of systems maintained by third parties to be Year 2000 compliant could cause us to incur significant expense to remedy any problems, reduce our revenues from such third parties or otherwise seriously damage our business. Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some of our normal business activities or operations.

    The patients at our eye surgery and laser centers and our affiliated eye care providers pay a portion of their charges for eye care services with Medicare or third party payor reimbursements. Some private insurance companies also provide partial or full coverage for elective procedures. In the event Medicare or private insurance companies have difficulty processing and paying claims because of Year 2000 issues, this could have a material adverse effect on our business, financial condition and results of operations.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates, and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of approximately $6,603,500 from our sale of the 500,000 units offered hereby, assuming an initial public offering price of $16.10 per unit. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $7,650,000. These amounts are after deducting estimated underwriting discounts and commissions, and after fees and expenses of approximately $400,000, payable by us. We intend to use the net proceeds as follows:

                                                                             NET         PERCENT
                                                                           PROCEEDS     OF TOTAL
                                                                         ------------  -----------
Laser facilities development expenses..................................  $  2,500,000        37.9
Sales and marketing expenditures.......................................       500,000         7.6
Facilities and other capital expenditures..............................       600,000         9.1
Expansion of internal operations.......................................       200,000         3.0
Repayment of indebtedness..............................................     1,628,000        24.7
Working capital and general corporate purposes.........................     1,175,500        17.7
                                                                         ------------         ---
    Total..............................................................  $  6,603,500         100%
                                                                         ------------         ---
                                                                         ------------         ---

    We intend to use approximately 38% of the net proceeds of this offering to open three to five new TrueVision laser centers within the 12 months following completion of the offering, and for the continuing development of our center in Las Vegas, Nevada. Net proceeds allocated to those centers will primarily be used for equipment purchases, including additional excimer laser units, as well as facilities costs associated with opening new centers, such as leasing and upfitting expenses for new centers.

    Proceeds allocated to sales and marketing expenditures will include the costs of radio, television, and other media spots designed to increase public awareness of our laser vision correction surgery procedures and the benefits of the procedures for our customers.

    Facilities expansion and related capital expenditures relate to build out expenses in our Albuquerque center, consisting primarily of construction costs for upfitting additional office and patient facilities, and the cost of mobile excimer laser equipment.

    A small portion of our net proceeds will be utilized for expansion of internal corporate operations, which include expanding our computer network, equipment for our corporate office facilities, software, and our Web site development costs.

    We intend to use approximately 25% of the net proceeds to repay an aggregate principal amount of $1,175,000 of the promissory notes, due April 15, 2000, plus all accrued interest at 13% per annum, as well as $402,000 of accrued expenses. These accrued expenses primarily include consulting fees that have been deferred as well as state sales tax liabilities that have accrued in Albuquerque during the last two years of operations.

    The remaining net proceeds, or approximately 18% of the net proceeds, will be utilized as working capital for general corporate purposes.

    The proposed allocation of the net proceeds represents our management's best estimate of the allocation of the net proceeds of the offering, based upon the current status of our operations, our current plans and current economic conditions. Our management may reallocate the net proceeds among the categories listed above. We also may, when the opportunity arises, acquire or invest in complementary businesses, products or technologies. However, we have no present understandings, commitments or agreements with respect to any acquisition or investment. Any net proceeds received from the sale of the underwriter's over-allotment option will be allocated to working capital and general corporate purposes.

    We anticipate that the net proceeds of this offering along with cash provided by operations, will be sufficient to fund our operations and capital requirements for at least the 12 months following the date of this prospectus. However, there can be no assurance that the net proceeds of this offering and cash provided by operations will satisfy our requirements for any particular period of time. To the extent capital resources are insufficient to meet future capital requirements, we may have to raise additional funds to satisfy our requirements. There can be no assurance that such funds will be available on acceptable terms, if at all.

    Pending application of the net proceeds in the manner described above, we intend to invest the net proceeds in short-term, interest bearing investment grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash or stock dividends on our capital stock. So long as the 13% promissory notes are outstanding, we are prohibited from declaring any dividends on our capital stock. We intend to reinvest earnings, if any, to fund the development and expansion of our business and, therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will depend upon our earnings, capital requirements, financial position, general economic conditions, and other pertinent factors.

                                 CAPITALIZATION

    The following table sets forth our:

    - actual capitalization as of June 30, 1999;

    - our pro forma capitalization as of June 30, 1999 giving effect to;

     - the issuance of $550,000 principal amount of promissory notes bearing interest at the rate of 13%, due April 15, 2000, in connection with our April through August private placement resulting in a total issuance of $1,175,000 principal amount of notes;

     - the issuance of 34,384 shares of our common stock issued to the above noteholders in the August private placement;

     - the issuance of 20,000 shares of our common stock issued to one of our consultants in exchange for the retirement of a warrant to purchase 416,667 shares and in lieu of accrued consulting fees due to the consultant;

     - the issuance of 41,667 shares of our common stock issued as compensation for interest and late fees on related party capital lease obligations; and

    - pro forma as adjusted capitalization giving effect to the sale of the 500,000 units offered hereby at an assumed offering price of $16.10 per unit, after deducting underwriting commissions and estimated offering expenses, the payment of the promissory notes in the aggregate principal amount of $1,175,000 and accrued interest at 13%, the repayment of $402,000 of accrued expenses, including consulting fees that have been deferred as well as state sales tax liabilities that have accrued in Albuquerque during the last two years of operations, and the application of the estimated net proceeds from this offering.

    The following table should be read in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

                                                                                         JUNE 30, 1999
                                                                              -----------------------------------
                                                                                                       PROFORMA
                                                                                ACTUAL     PROFORMA   AS ADJUSTED
                                                                              -----------  ---------  -----------
                                                                              (UNAUDITED)
Short term debt, current portion of long term liabilities and current
  related party obligations.................................................   $1,172,910  $1,675,010  $ 500,010
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------
Long term debt..............................................................   $ 365,645   $ 365,645   $ 365,645
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------
Stockholders' (deficit) equity:
  Preferred stock, $.001 par value; 10,000,000 authorized, no shares
    issued..................................................................   $       0   $       0   $       0
                                                                              -----------  ---------  -----------
  Common stock, $.001 par value; 100,000,000 shares authorized; 2,233,507 issued andoutstanding, actual; 2,353,993 issued and outstanding, pro
    forma: 3,353,993 issued and outstanding, as adjusted....................       2,234       2,330       3,330
  Additional paid in capital................................................      20,911     115,487   6,717,987
  Accumulated deficit.......................................................    (872,809)   (919,581) (1,097,331)
                                                                              -----------  ---------  -----------
    Total stockholders' (deficit) equity....................................    (849,664)   (801,764)  5,623,986
                                                                              -----------  ---------  -----------
    Total capitalization....................................................   $ 688,891   $1,238,891  $6,489,641
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------

    The preceding table does not include the exercise of:

    - the underwriter's over-allotment option;

    - the redeemable common stock purchase warrants;

    - 312,500 common stock purchase warrants issued to the note holders;

    - 50,000 representative's warrants; and

    - 458,332 outstanding options.

                                    DILUTION

    As of June 30, 1999, our pro forma net tangible book value (deficit) was $(801,764), or approximately $(.34) per share of common stock. Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock.

    After giving effect to the sale of the 500,000 units offered hereby and after deducting the underwriting discount and estimated offering expenses, net tangible book value at June 30, 1999, would have been $5,623,986, or approximately $1.69 per share of our common stock. This represents an immediate increase in net tangible book value of $2.03 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $6.31 per share of common stock, or approximately 78.9%, to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price.........................             $    8.00
Pro forma net tangible book value(deficit) prior to the
  offering....................................................  $    (.34)
Increase in net tangible book value per share attributable to
  this offering...............................................       2.03
                                                                ---------
Pro forma, as adjusted, net tangible book value per share
  after the offering..........................................       1.69
                                                                ---------
Dilution of net tangible book value per share to new
  investors...................................................             $    6.31
                                                                           ---------
                                                                           ---------

    If the over-allotment is exercised in full, our pro forma as adjusted net tangible book value at June 30, 1999 would have been $6,670,486, or $1.92 per share of common stock. This represents an immediate increase in net tangible book value of $2.26 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $6.08 per share of common stock, or approximately 76.0% to new investors.

    The following table summarizes, as of June 30, 1999, on a pro forma basis, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and investors in this offering, and after giving effect to the sale of the 500,000 units offered by this prospectus, assuming an initial offering price of $16.10 per unit. The calculations are based upon total consideration given by new investors and existing stockholders before any deduction of underwriting discounts, offering expenses payable by us, and does not include the purchase of or any exercise of the redeemable common stock purchase warrants offered hereby.

                                    SHARES PURCHASED        TOTAL CONSIDERATION         AVERAGE
                                 -----------------------  ------------------------     PRICE PER
                                   NUMBER      PERCENT       AMOUNT      PERCENT         SHARE
                                 ----------  -----------  ------------  ----------  ---------------
Existing stockholders..........   2,329,560         70%   $    115,583       1.42%     $     .05
New investors..................   1,000,000         30%      8,050,000      98.58%     $    8.05
                                 ----------       -----   ------------  ----------
    Total......................   3,329,560        100%   $  8,165,583        100%
                                 ----------       -----   ------------  ----------
                                 ----------       -----   ------------  ----------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our audited financial statements for the years ended September 30, 1997 and 1998 included elsewhere in the prospectus and Management's Discussion and Analysis of Financial Condition and Results of Operations. The historical selected financial data as of June 30, 1999 and for the nine months ended June 30, 1998 and 1999 are derived from and should be read in conjunction with our unaudited financial statements included elsewhere in the prospectus. The unaudited financial statements, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the periods presented. The results of operations for the nine months ended June 30, 1999 are not necessarily indicative of results to be expected for the full year.

    The issuance of our common stock for the acquisition of True Vision Albuquerque is accounted for in a manner similar to a pooling of interests due to the common ownership before and after the share issuance. The table reflects our statement of operations data as if the April 15, 1998 issuance of 1,944,444 shares of common stock for True Vision Albuquerque occurred on October 1, 1997.

                                                             YEAR ENDED SEPTEMBER 30   NINE MONTHS ENDED JUNE 30
                                                            -------------------------  -------------------------
                                                               1997          1998         1998          1999
                                                            -----------  ------------  -----------  ------------

                                                                                       (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..................................................  $   770,704  $  1,460,526   $ 956,894   $  2,218,858
Cost of Revenues..........................................      453,279       894,134     539,092      1,528,071
                                                            -----------  ------------  -----------  ------------
Gross profit..............................................      317,425       566,392     417,802        690,787

Operating costs and expenses:
  Sales and marketing.....................................       99,787        47,048      15,328        129,845
  General and administrative..............................      274,641       380,798     258,225        482,371
  Depreciation............................................      127,678       137,883     103,258        113,258
                                                            -----------  ------------  -----------  ------------
    Total operating costs and expenses....................      502,106       565,729     376,811        725,474
                                                            -----------  ------------  -----------  ------------
(Loss) income from operations.............................     (184,681)          663      40,991        (34,687)
Interest expense..........................................      (66,585)     (117,955)    (90,754)       (91,078)
Expenses relating to debt financing and agreements to
  retire stock options in preparation of proposed public
  offering................................................            0             0           0       (137,858)
Minority interest in subsidiary's losses absorbed by
  parent..................................................      (37,613)            0           0              0
                                                            -----------  ------------  -----------  ------------
Net loss..................................................  $  (288,879) $   (117,292)  $ (49,763)  $   (263,623)
                                                            -----------  ------------  -----------  ------------
                                                            -----------  ------------  -----------  ------------
Basic and diluted net loss per share......................  $      (.14) $       (.06)  $    (.02)  $       (.12)
                                                            -----------  ------------  -----------  ------------
                                                            -----------  ------------  -----------  ------------
Shares used in computing basic and diluted
  net loss per share......................................    2,051,215     2,127,820   2,092,592      2,233,507
                                                            -----------  ------------  -----------  ------------
                                                            -----------  ------------  -----------  ------------

    - The following table includes a summary of our balance sheet at June 30, 1999;

    - on an actual basis;

    - on a pro forma basis giving effect to the issuance during August 1999 of $550,000 principal amount promissory notes bearing interest at 13% per annum, due April 15, 2000 in connection with an August private placement (for a total amount of outstanding notes of $1,175,000), 34,384 shares of common stock issued in conjunction with the above notes, issuance of 20,000 shares of common stock in exchange for the retirement of a warrant to purchase 416,667 shares, and the issuance of 41,667 shares of common stock as compensation for interest and late fees on related party capital lease obligations;

    - as adjusted to give affect to, the issuance of 1,000,000 shares of common stock and warrants for the purchase of 500,000 shares offered by us at an offering price of $8.00 per share and $.10 per warrant, the repayment of the $1,175,000 principal amount promissory notes and accrued interest, issued April through August 1999, bearing interest at 13%, and the repayment of $402,000 of accrued expenses in connection with accrued consulting fees and a state sales tax liability of our subsidiary accrued during the past two years, from the proceeds of this offering.

BALANCE SHEET DATA:

                                                                    AS OF JUNE 30, 1999
                                                          ----------------------------------------   YEAR ENDED
                                                                                           AS       SEPTEMBER 30,
                                                           UNAUDITED     PRO FORMA      ADJUSTED        1998
                                                          ------------  ------------  ------------  -------------
Cash and cash equivalents...............................  $    116,425  $    666,425  $  5,680,925   $     2,176
Total working capital (deficit).........................      (934,083)     (886,183)    5,539,567      (560,886)
Total assets............................................     1,096,790     1,718,290     6,553,040       480,325
Short term debt, current portion of long term
  liabilities and current related party obligations.....     1,172,910     1,675,010       500,010       376,065
Long term debt..........................................       365,645       365,645       365,645       413,312
Total liabilities.......................................     1,946,454     2,520,054       929,054     1,066,366
Total shareholders' (deficit) equity....................  $   (849,664) $   (801,764) $  5,623,986   $  (586,041)

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND NOTES THERETO AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a medical services company that focuses on delivering laser vision correction surgical procedures and image enhancement procedures to consumers.

    We were incorporated on January 19, 1988 as Topform, Inc. Between December 1995 and April 1998, our management was actively involved in developing laser vision correction centers through our corporate predecessor, TrueVision Laser Centers, Inc. In October 1995 and in March 1996, the United States Food and Drug Administration approved the use of excimer lasers manufactured by Summit Technology, Inc. and VISX, Inc., to treat low to moderate nearsightedness. In June, 1996, TrueVision Laser Center of Albuquerque, Inc. opened the first excimer laser center in Albuquerque, New Mexico. In April of 1998, we acquired a controlling interest in TrueVision Laser Centers of Albuquerque, Inc., which had been providing laser vision correction services using the VISX excimer laser.

    We perform laser vision correction surgery and other image enhancement procedures through affiliated and employed physicians in our Albuquerque, New Mexico and expect to begin providing these services in our Las Vegas, Nevada centers in the fourth quarter 1999. We provide our doctors and optometrists with state-of-the-art equipment and facilities as well as support services necessary to perform vision correction and image enhancement procedures.

    The following tables set forth, for the periods indicated, certain operating information expressed as a percentage of revenue. The results of operations data for the nine months ended June 30, 1999 are not necessarily indicative of the results to be expected for the full year or future periods.

                                                         FISCAL           FISCAL
                                                       YEAR ENDED       YEAR ENDED       NINE MONTHS      NINE MONTHS
                                                      SEPTEMBER 30,    SEPTEMBER 30,   ENDED JUNE 30,   ENDED JUNE 30,
                                                          1997             1998             1998             1999
                                                     ---------------  ---------------  ---------------  ---------------
                                                                                         (UNAUDITED)      (UNAUDITED)
Net revenues.......................................         100.0%           100.0%           100.0%           100.0%
Cost of revenues...................................          58.8%            61.2%            56.3%            68.9%
Gross margin.......................................          41.2%            38.8%            43.7%            31.1%
Sales and advertising expense......................          12.9%             3.2%             1.6%             5.9%
General and administrative expense.................          35.6%            26.1%            27.0%            21.7%
Depreciation expense...............................          16.6%             9.4%            10.8%             5.1%
Total operating expenses...........................          65.1%            38.7%            39.4%            32.7%
Income (loss) from Operations......................         (24.0%)            0.0%             4.3%            (1.6%)
Interest income or Expense.........................          (8.6%)           (8.1%)           (9.5%)           (4.1%)
Expenses relating to debt financing and agreements
  to retire options in preparation of proposed
  public offering..................................           0.0%             0.0%             0.0%            (6.2%)
Net loss...........................................         (37.5%)           (8.0%)           (5.2%)          (11.9%)

RESULTS OF OPERATIONS

    COMPARISON OF NINE MONTHS ENDED JUNE 30, 1999 TO THE NINE MONTHS ENDED JUNE
     30, 1998

REVENUES

    Revenues increased to $2,218,858 for the nine months ended June 30, 1999 from $956,894 for the nine months ended June 30, 1998. This increase of $1,261,964, or 132% is primarily a result of increases in volume of laser vision correction procedures performed at our Albuquerque facility which was offset by a decline in average revenue per procedure of approximately $200.

COST OF REVENUES

    Costs of revenues consist primarily of royalty fees, advertising and marketing expenditures, rent, equipment maintenance, and professional fees. Cost of revenues increased to $1,528,071 or 68.9% of revenues for the nine months ended June 30, 1999 from $539,092, or 56.3% of revenues for the nine months ended June 30, 1998. The increase of $988,979 or 183% was due to a decline in average revenue per procedure as a result of more aggressive discounts offered in connection with our expanded marketing efforts.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses consist primarily of salaries, wages and related costs for general corporate functions, including finance, accounting, facilities, legal and other fees for professional services. General and administrative expenses increased to $482,371 for the nine months ended June 30, 1999 from $258,225 for the nine months ended June 30, 1998. As a percentage of revenue, general and administrative costs decreased from 27.0% to 21.7%. This was due to the fact that our operations began in April 1998 after the effective date of our reorganization.

SALES AND MARKETING

    Sales and marketing expenses increased to $129,845 for the nine months ended June 30, 1999 from $15,328 for the nine months ended June 30, 1998. As a percentage of revenues, sales and marketing expenses increased from 1.6% to 5.9% for the same periods. This increase of $114,517 is a result of our commencement of our marketing efforts including the development of our seminar series and media advertising events.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased to $113,258 for the nine months ended June 30, 1999 from $103,258 for the nine months ended June 30, 1998. This increase of $10,000, or 9.7% was due to surgical and medical equipment purchases.

INTEREST EXPENSE

    Interest expense increased from $90,754 to $91,078 for the nine months ended June 30, 1998 and 1999, respectively. This increase of $324 was a result of our increased borrowings during the later period.

EXPENSES RELATING TO DEBT FINANCING AND AGREEMENTS TO RETIRE STOCK OPTIONS

    Expenses relating to debt financing and agreements to retire stock options increased to $137,858 for the nine months ended June 30, 1999 due to the private placement of our debt offering during April 1999 and agreements entered into in preparation of our anticipated public offering.

NET INCOME/LOSS

    Our net loss for the nine months ended June 30, 1999 increased $213,860 from $(49,763) for the nine months ended June 30, 1998 to $(263,623) for the same period in 1999. The increase in our net loss is due to higher general and administrative expenses, an increase in our costs of revenues, increased marketing efforts for our Albuquerque center, and debt financing and expenses for retiring stock options.

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1997

REVENUES

    Revenues increased to $1,460,526 for the fiscal year ended September 30, 1998 from $770,704 for the fiscal year ended September 30, 1997. This increase in revenue is a result of an increase in the number of laser vision correction procedures performed at our Albuquerque center, which was offset by a decline in the average revenue per procedure.

COST OF REVENUES

    Cost of revenues increased to $894,134 for the fiscal year ended September 30, 1998 from $453,279 for the fiscal year ended September 30, 1997. As a percentage of revenues, cost of revenues increased from 58.8% to 61.2% for the same periods. This increase of $440,855 or 97.3% is primarily due to new agreements negotiated with our primary physician provider group along with increased discounts experienced in connection with expanded marketing efforts during the latter part of 1998.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses increased to $380,798 for the fiscal year ended September 30, 1998 from $274,641 for the fiscal year ended September 30, 1997. As a percentage of revenue, general and administrative expenses decreased from 35.6% to 26.1%. This decline, as a percentage of revenue, is a result of the additional revenue generated in that period as a result of the increase in volume of our surgical procedures.

SALES AND MARKETING EXPENSES

    Sales and marketing expenses declined to $47,048 for the year ended September 30, 1998 from $99,787 for the fiscal year ended September 30, 1997. This decrease of $52,739, or 52.8% is due to a significant decline in marketing expenses during the first six months of the fiscal year ended September 1998.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense increased to $137,883 for the fiscal year ended September 30, 1998 from $127,678 for the fiscal year ended September 30, 1997. This increase of $10,205, or 8.0% is a result of new equipment purchased in connection with expanded marketing efforts during the second half of fiscal year 1998.

INTEREST EXPENSE

    Interest expense increased to $117,955 for the year ended September 30, 1998 from $66,585 for the fiscal year ended September 30, 1997. This increase of $51,370, or 77.1% is primarily a result of increased borrowings generated from the financing costs of our excimer laser and ancillary equipment in our Albuquerque center.

NET INCOME/LOSS

    Our net loss for the fiscal year ended September 30, 1998 decreased $171,587, or 59.4% from $(288,879) for the fiscal year ended September 30, 1997 to $(117,292) for the same period in 1998. This decrease in our net loss is due to an increase in the number of laser vision corrections procedures we performed in the fiscal year ended September 30, 1998 as compared to the fiscal year ended September 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations through revenues and capital recently raised in a private placement of 13% promissory notes and common stock purchase warrants. As of June 30, 1999, we had $116,425 in cash. Cash flows used for operating activities was $367,367 for the nine months ended June 30, 1999. Net cash used for investing activities was $172,507 during the same period including $153,165 used in the purchase of equipment as a result of our expanded operations. Net cash flows provided by financing activities of $654,123 consist primarily of borrowings on promissory notes payable.

    From April through August 1999, we completed a private placement whereby we sold $1,175,000 worth of promissory notes bearing interest at 13%, 312,500 common stock purchase warrants, each exercisable to purchase one share of our common stock at an exercise price of $8.40 per share, and 34,384 shares of our common stock. The promissory notes are due April 15, 2000. $625,000 of the aggregate amount of the private placement was sold to subscribers that received 312,500 common stock purchase warrants. $550,000 of the aggregate amount of the private placement was sold to subscribers that received no warrants, but received a total of 34,384 shares of our common stock.

    Costs incurred in connection with the private placement include finders' fees and legal and accounting expenses. Net proceeds of our private placement were used primarily for payment of the costs and expenses associated with our initial public offering and to pay development costs for our newest laser center in Las Vegas, Nevada. Before the date of this prospectus, we were in default in the payment of consulting fees due to our consultants, and our subsidiary, TrueVision Laser of Albuquerque, Inc. was delinquent in the payment of sales taxes covering the last two years of operations. We have paid a portion of the overdue consulting fees from the proceeds of our private placement and have allocated $402,000 from the net proceeds of our public offering to pay the remaining consulting fees and the sales tax liability owed by our subsidiary.

    Based on our current operating plan, we anticipate that the net proceeds of this offering, together with the cash flow from operations, will be sufficient to fund our anticipated working capital and capital expenditures for the 12 months following completion of this offering. Our accountants have included in a note in their report that our consolidated financial statements have been prepared assuming we will continue as a going concern. If appropriate financing is not obtained by us through our public offering, we intend to modify our operations accordingly. Our capital requirements have grown since our inception and we expect our capital requirements to continue to grow.

    We currently offer a program for patient financing through various lenders. We intend to expand that program over the next 12 months and may fund some or all of this program ourselves. We believe that we could find a third party lender, either directly or through a finance company affiliated with our management, TVLC Finance, Inc.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21(st)century dates from 20(th) century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. Our services, operations, customers, suppliers and service providers all rely on information technology systems, using hardware and software, to function properly. This includes readily apparent systems including those controlling the VISX excimer lasers as well as less obvious systems, including those required to provide electricity to our facilities.

    SUPPLIERS: We have been surveying our suppliers about their Year 2000 compliance. VISX has advised us that its lasers will remain fully functional from a medical standpoint through the Year 2000 and beyond. However, VISX has determined that the laser systems do not properly print or store patient report dates and procedures performed in the Year 2000 and beyond. We have been informed that VISX is in the process of developing and testing a solution to this problem and expects to have it available to us by the third quarter of 1999. If our other suppliers do not reply to our Year 2000 inquiries or cannot provide Year 2000 compliant products, we may need to locate alternative sources for goods or services.

    OPERATIONS: We have been gathering information from our vendors and making an assessment of Year 2000 compliance for each of the major elements of our internal information systems. Based upon the representations of these vendors, we believe:

    - Our operating systems, which include Microsoft Windows NT, Microsoft Windows 98 and Microsoft Windows 95, are all Year 2000 compliant in their latest versions, which we currently have installed.

    - Our key applications, which include Compu-Link ophthalmic management software for Windows, and Microsoft Office 97, have been updated to a level of revision that is Year 2000 compliant. Our Toshiba DK280 phone system is also Year 2000 compliant. Our computer hardware, which is all personal computer based, is Year 2000 compliant. We have received representations from the owners and managers of our Albuquerque, New Mexico facility that such facility is Year 2000 compliant with regard to building security, heating and lighting controls.

    COST TO ADDRESS YEAR 2000 ISSUES: We have not incurred significant costs to date complying with Year 2000 requirements and we do not believe that we will incur significant costs for these purposes in the foreseeable future. However, we may spend more money than we have estimated, and this could have a material adverse impact on our results of operations. At this stage in our assessment process, we do not believe that the Year 2000 issue will materially impact our financial position, results of operations or cash flows in future periods. However, there can be no assurance that operating problems or expenses related to the Year 2000 issue will not arise with our computer systems and software or that our customers or suppliers will be able to resolve their Year 2000 issues in a timely manner.

    CONTINGENCY PLANS: Our failure to identify and correct a Year 2000 problem could result in an interruption of normal business activities and operations. A worst case Year 2000 scenario would be the failure of the VISX laser to properly store patient report dates for procedures performed in the Year 2000 and beyond and for this situation not to be resolved in a timely manner. We are prepared to manually record such information and to manually prepare any necessary reports. If our internal review and external surveys identifies any other problems that are reasonably likely to occur, we will develop additional contingency plans to minimize any impact on our business. However, despite our best efforts, we may not anticipate all problems that may ultimately arise. We expect to be fully Year 2000 complaint by the third quarter of 1999.

RECENTLY ISSUED ACCOUNTING STANDARDS

    We believe that recently issued financial standards will not have a significant impact on our results of operations, financial position, or cash flows.

                                    BUSINESS

OVERVIEW

    TrueVision International, Inc., through our operating subsidiaries, TrueVision Laser Center of Albuquerque, Inc. and TrueVision of Nevada, Inc., provide laser vision correction and image enhancement procedures to individuals, at our TrueVision centers. Our doctors, and those with which we are affiliated, provide these services using state-of-the-art excimer laser technology. We also offer patients ancillary image enhancement procedures and other vision correction devices on a limited basis, including contact lenses. We acquired our first TrueVision center in Albuquerque, New Mexico in April 1998 and opened our second center in Las Vegas, Nevada in July 1999, where we expect to begin offering laser vision correction procedures in the fourth quarter of 1999.

OUR STRATEGY

    Our goal is to be a leading provider of laser vision correction and other cosmetic procedures. In order to achieve this goal, we will implement the following strategies:

    - Expand our geographic presence by opening additional TrueVision centers;

    - Equip our centers with state-of-the-art medical technologies;

    - Recruit, employ and affiliate talented doctors and capitalize on these physicians' relationships within their local communities;

    - Increase our marketing and sales efforts to further penetrate our target markets; and

    - Expand our services to include ancillary cosmetic procedures and other vision correction products that permit cross-marketing of our core services.

OUR INDUSTRY

    The laser vision correction industry has experienced dramatic growth during the past two years. The total number of laser correction procedures performed in the United States is forecasted to grow nearly 450% from 200,000 in 1997 to 900,000 in 1999. Total sales for the laser vision correction industry have been over $1.0 billion since approval of the excimer laser in the U.S. in October 1995. However, despite the growth of this industry, the estimated number of vision correction clients in 1998 represented less than 0.28% of the 150 million people with refractive vision conditions in the U.S. Therefore, we believe this represents an untapped market for which we can offer our services.

COMMON REFRACTIVE VISION DISORDERS

    Refractive vision disorders typically result from improper curvature of the cornea relative to the size and shape of the eye. If the curvature of the cornea is not precisely correct, it cannot properly focus the light passing through it onto the retina. The result is a blurred image. The three most common refractive vision disorders are:

    - Myopia (nearsightedness)--images focus in front of the retina, resulting in a blurred perception of distant objects;

    - Hyperopia (farsightedness)--images focus behind the retina, resulting in a blurred perception of near objects;

    - Astigmatism--images do not focus on any point due to the varying curvature of the eye along different axes.

CORRECTIVE LASER VISION PROCEDURES

    Currently, eyeglasses and contact lenses are the most common and traditional means of correcting common vision disorders. Vision correction is achieved through the use of corrective lenses over the eye. Laser vision correction procedures are designed to reshape the outer layers of the cornea to correct refractive vision disorders. Changing the curvature of the cornea with an excimer laser, eliminates or reduces the need for corrective lenses. We use the excimer laser in our centers which is approved to treat nearsightedness of up to -12 diopters with astigmatism of up to -4 diopters, and farsightedness of up to +6 diopters.

    There are currently two outpatient procedures that we offer at our TrueVision centers that use the excimer laser to correct common refractive vision disorders. One is laser in-situ keratomileusis, commonly known as LASIK and the other is photorefractive keratectomy, commonly known as PRK. Prior to either LASIK or PRK, an assessment is made of the correction required to program the excimer laser. Using a specially developed algorithm, the software of the excimer laser then calculates the optimal number of pulses needed to achieve the intended correction. The patient reclines in a chair, eyes focused on a fixed target, while the doctor positions the patient's cornea for the procedure. An eyelid holder is inserted to prevent blinking and topical anesthetic eye drops are applied. The excimer laser emits energy in a series of pulses, with each pulse lasting only several billionths of a second. High-energy ultraviolet light produced by the excimer laser creates a non-thermal process known as ablation, which removes tissue and reshapes the cornea without damaging adjacent tissue. The amount of tissue removed depends upon the amount of corneal reshaping required to correct the vision disorder.

    Following the procedure, the front surface of the eye is flatter when corrected for nearsightedness and steeper when corrected for farsightedness. In effect, the change made in the middle orperiphery of the cornea is translated to the front surface of the cornea and results in vision correction. A series of patient follow-up visits are scheduled in our centers, with an optometrist or doctor, to monitor the corneal healing process, to verify that there are no complications and to test the amount of correction achieved by the laser vision correction procedure. Our typical procedure takes 15 to 30 minutes from set-up to completion. The excimer laser is generally used for less than 40 seconds.

    LASIK. LASIK was approved for commercial use in the U.S. in 1996. Currently, the majority of laser vision correction procedures are LASIK, since it is believed that LASIK generally allows for:

    - More precise correction than PRK for higher levels of nearsightedness and farsightedness (with or without astigmatism);

    - Greater predictability of results;

    - Shorter patient recovery times and less discomfort; and

    - Decreased possibility of corneal regression.

    In the LASIK procedure, a small flap of the cornea is raised by use of a microkeratome, a tiny surgical blade with rapid oscillations. The laser is then applied to the surface of the cornea under the flap and the flap is put back in place. Generally, no bandage contact lens is required and the patient experiences minimal discomfort. Generally, LASIK has the advantage of a quicker recovery as compared to PRK. With LASIK, our experience has been that most patients see well enough to drive a car the next day and heal completely within one to three months. LASIK also allows a doctor to generally treat both eyes in one visit.

    PRK. In PRK procedures, the doctor removes the thin layer of cells covering the outer surface of the cornea (the epithelium), by applying the excimer laser pulses directly to the surface of the cornea. Following the PRK procedure, a contact lens bandage is placed on the eye to protect it. The patient typically experiences discomfort for up to 24 hours and blurred vision for up to 72 hours until the epithelium, the outer surface of the cornea, heals. To alleviate discomfort and promote corneal healing, a doctor will typically prescribe topical pharmaceuticals. Although a patient usually experiences improvement in clarity of vision within a few days following the procedure, it usually takes one to three months for the full benefit of the PRK procedure to be realized. Patients usually have one eye treated per visit.

OUR LASER VISION CORRECTION CENTERS

    We operate one laser vision correction center in New Mexico and we opened a second center in Las Vegas, Nevada in July 1999. We plan to begin offering laser vision correction procedures in our second center in the fourth quarter of 1999. We own 84% of the TrueVision center in Albuquerque, New Mexico and operate it through affiliated and employed doctors. We own 100% of the TrueVision center in Las Vegas, Nevada and intend to operate it in the same manner as our first center. Our centers are supported by our fully credentialed doctors and optometrists who perform pre-procedure evaluations, laser vision correction procedures, and post-procedure follow-ups. We recently began offering medical services considered to be "cosmetic" in nature, such as derma-brasion treatments, that we believe we can effectively cross-market to our patients.

    We strive to meet the needs of our patients as well as our doctors and optometrists. We provide our doctors and optometrists with:

    - STATE-OF-THE-ART EQUIPMENT AND FACILITIES. We provide our doctors with the facilities, equipment, support services and state-of-the-art laser technologies necessary to perform vision correction procedures. Our doctors focus on treating patients without the burden of meeting the financial, management, administrative, maintenance and regulatory requirements associated with establishing and operating a laser vision correction and image enhancement center. Our two centers have a laser procedure room, an image enhancement treatment room, a private examination room and a patient waiting area. In our Albuquerque center, we are equipped with a VISX Star laser. We also have corneal topography instruments, ophthalmic examination equipment, a computer system, and standard office equipment. When fully operational, our Las Vegas, Nevada center will have an Autonmous laser and the same ancillary medical equipment as the Albuquerque Center. We believe the Autonomous laser has several enhancements, including an eye tracking feature, which is useful to the laser technician and our doctors;

    - A TRAINED TECHNICIAN AND SUPPORT STAFF. Staffing includes technicians who assist the doctors during the laser vision correction and image enhancement procedure. They also provide support services such as sterilization of surgical instruments. The excimer laser manufacturer and the microkeratome supplier, as well as the image enhancement equipment manufacturers, certify our technicians. The center also has a medical support director who supports our doctors and optometrists, and assists in developing laser vision correction programs;

    - OPPORTUNITIES FOR INCREMENTAL INCOME. The laser vision correction procedure for each eye yields a procedure fee for the doctor. Doctors and optometrists who perform pre-procedure evaluations or post-procedure follow-ups also receive a professional fee for such services. Those procedure and professional fees represent an incremental source of income not subject to managed care or government reimbursement.

    We provide our patients with:

    - ACCESS TO HIGHLY CREDENTIALED DOCTORS AND OPTOMETRISTS. Our doctors have completed extensive FDA-mandated training and have met our qualification criteria. Our centers are designed to create a patient friendly environment and reduce any anxiety associated with laser vision correction and image enhancement procedures. We believe our centers have an aesthetically pleasing and comfortable waiting area and our center staff is focused on addressing the needs of each patient;

    - EDUCATIONAL CONSULTATIONS AND MATERIALS. The education process begins with our initial contact with the patient potential patients receive a free consultation focused on educating the patient on vision correction procedures, how the procedure corrects a specific refractive vision disorder and the results the patient should expect after the procedure. Patients are given written materials and can view a video of the procedure or witness an actual procedure during their initial visit. Similar information is provided for image enhancement procedures. We believe that an educated patient has realistic expectations and should be more satisfied with procedure results;

    - REGULARLY SCHEDULED POST-PROCEDURE FOLLOW-UPS. We strive towards 100% patient satisfaction. We schedule post-procedure follow-ups with patients to monitor procedure results. In those instances when the desired correction is not achieved, the patient receives a follow up procedure at no cost to the patient;

    - AFFORDABLE FINANCING ALTERNATIVES. Laser vision correction and image enhancement procedures are elective and generally not reimbursable by third-party payers. We offer patients several financing alternatives and in certain circumstances promotional discounts. We have multiple payment plans offered by an unaffiliated finance company. We also provide information regarding installment plans, insurance coverage, home equity loans and payment through employer-flexible benefit plans. In the majority of the procedures financed, we bear no credit risk.

OUR SALES AND MARKETING STRATEGY

    We are developing and implementing direct marketing campaigns. We believe many of our competitors focus all of their resources on building affiliations with eye care providers, and rely on doctor relationships to produce their clients. Although our relationships with doctors is a key component of our overall strategy, we focus much of our resources directly on the consumer and attempt to create our own client relationships. Our "integrated marketing protocol," a consumer oriented marketing program for our services, was developed to focus our TrueVision staff on existing and prospective clients.

    The heart of our marketing efforts is a seminar series. We hold seminars at our centers. A television camera, mounted in the laser gives the audience a view of exactly what the surgeon sees during the laser correction procedure. Afterwards, both the doctor and the client are invited into the seminar to share the experience and answer questions. We believe this aspect of our marketing effort has been successful and therefore in the Albuquerque center we have scheduled over 123 seminars for 1999.

    We also attempt to refocus consumer demand. We seek out opportunities to provide ancillary services and products targeted to drive our core business. We offer related products, including sunglasses and contact lenses at our centers, primarily as an accommodation to our customers. While meeting existing needs of the consumers, we introduce our ancillary products in each of these locations. For example, a contact lens client generally receives information on why laser vision correction is a better option for most people. Further, we have developed and are employing dedicated sales teams. Our marketing efforts include developing and implementing programs that are focused on recruiting individual clients as well as corporate accounts for our centers. Much of our current efforts in expanding the number of our laser vision correction procedures include local radio, television, and newspaper print advertisements explaining the laser vision correction procedure to a prospective patient, and the costs and benefits associated with each of our surgical procedures.

    Our laser vision correction surgical procedures currently cost approximately $3,925 for both eyes. Our ancillary medical services, such as our micro-dermabrasion, a skin renewal procedure provided by us in a series of procedures generally consisting of six, 20 minute visits, are currently offered by us at an average package cost of between $600 and $900. TrueVision-employed doctors deliver our services and are paid on the basis of the specified salaries, with no additional fees. TrueVision-affiliated doctors are paid under various facility fee arrangements, ranging from $700 to $800 for each eye.

COMPETITION

    The market for laser vision correction and image enhancement surgery is subject to intense competition. We compete with other entities, including refractive laser center companies, hospitals, individual doctors, other surgery and laser centers and manufacturers of laser equipment in offering such services and access to related equipment. In addition, the laser vision correction and other image enhancement surgical procedures provided at our centers compete with more traditional non-surgical treatments for refractive conditions including eyeglasses and contact lenses.

    Eye care professionals interested in deploying excimer laser technology have formed commercial enterprises in order to support the capital requirements for acquiring the lasers and other necessary equipment. The industry today remains highly fragmented, with most procedures performed by independent physician groups. There are several laser vision correction companies developing national operations. In addition, there are several eye care companies that feature access to laser vision correction and other refractive surgery services as an increasingly important component of their ophthalmic practice development activities.

    Our laser vision correction and image enhancement centers compete on the basis of quality of patient care, reputation and price. Our principal corporate competitors in the market for laser vision correction and other refractive surgery include TLC The Laser Center, Inc., Laser Vision Centers, Inc., ClearVision Laser Centers, Ltd., LCA-Vision Inc., NovaMed EyeCare, Inc., and ARIS Vision, Inc. The bases for competition in this market are systems, pricing, strength of delivery network, strength of operational systems, the degree of cost efficiencies and surgeries, marketing strength, information technology systems, managed care expertise, patient access and quality assessment programs. Many of our current and potential competitors have significantly greater financial and human resources than we currently have, and as a result, we may be at a competitive disadvantage to these current and potential competitors even though we believe that we can successfully compete on the basis of our marketing efforts, quality of patient care, our reputation and the price of our services. Suppliers of conventional vision correction (e.g. eyeglasses and contact lenses), such as optometric chains, may also compete with us either by marketing alternatives to laser vision correction or other refractive surgery procedures or by purchasing excimer lasers and offering refractive surgery to their customers.

GOVERNMENT REGULATION

    As a participant in the health care industry, our operations and the operations of our affiliated doctors and optometrists are subject to extensive and increasing regulation by governmental entities at the Federal, state and local levels. Many of these laws and regulations are subject to varying interpretations. We believe courts and regulatory authorities have generally provided little clarification. Moreover, state and local laws and interpretations vary from jurisdiction to jurisdiction. As a result, we may not always be able to accurately predict interpretations of applicable law. As a result, some of our activities, or the activities of our affiliated providers, could be challenged.

    The regulatory environment in which we and our affiliated providers operate, may change significantly in the future. In response to new or revised laws, regulations or interpretations, we could be required to: (a) revise the structure of our legal arrangements or the structure of our fees; (b) incur substantial legal fees, fines or other costs; (c) or curtail our business activities, reducing the potential profit to us of some of our legal arrangements. Any of these outcomes may have a material adverse effect on our business, financial condition and results of operations.

    The following is a summary of some of the health care regulatory issues affecting us, our affiliated eye care providers and our respective operations.

    FEDERAL LAW

    ANTI-KICKBACK STATUTE. The U.S. Federal anti-kickback statute prohibits the knowing and willful solicitation, receipt, offer or payment of any direct or indirect remuneration in return for the referral of patients or the ordering or purchasing of items or services payable under Medicare, Medicaid or other federal health care programs. Violations of this statute may result in criminal penalties, such as imprisonment or criminal fines of up to $25,000 per violation, civil penalties of up to $50,000 per violation, and exclusion from federal programs including Medicare or Medicaid.

    SELF-REFERRAL LAW. Subject to certain limited exceptions, the Federal self-referral law, known as the "Stark Law," prohibits physicians and optometrists from referring their Medicare or Medicaid patients for the provision of "designated health services" to any entity with which they or their immediate family members have a financial relationship. "Financial relationships" include both compensation and ownership relationships. "Designated health services" include clinical laboratory services, radiology and ultrasound services, durable medical equipment and supplies, and prosthetics, orthotics and prosthetic devices, as well as seven other categories of services. We do not provide "designated health services." Our affiliated providers, however, do provide certain limited categories of designated health services, specifically, ultrasound services, such as A-scans and B-scans, and prosthetic devices, such as eyeglasses and contact lenses furnished to patients following cataract surgery.

    Violating the Stark Law may result in denial of payment for the designated health services performed. This may also result in civil fines of up to $15,000 for each service provided pursuant to a prohibited referral, a fine of up to $100,000 for participation in a circumvention scheme, and exclusion from the Medicare, Medicaid and other Federal health care programs. The Stark Law is a strict liability statute. Any referral made where a financial relationship exists that fails to meet an exception constitutes a violation of the law. To the extent that our affiliated professional entities provide designated health services to Medicare and Medicaid beneficiaries, or make or receive Medicare or Medicaid referrals for such services, the Stark Law could be implicated.

    STATE LAW

    ANTI-KICKBACK LAWS. In addition to the Federal anti-kickback law, a number of states have enacted laws, which prohibit the payment for referrals and other types of anti-kickback arrangements. Such state laws typically apply to all patients regardless of their source of payment.

    SELF-REFERRAL LAWS. In addition to the Federal Stark Law, a number of states have enacted laws that require disclosure of or prohibit referrals by health care providers to entities in which the providers have an investment interest or compensation relationship. In some states, those restrictions apply regardless of the patient's source of payment.

    CORPORATE PRACTICE OF MEDICINE LAWS. A number of states have enacted laws that prohibit the corporate practice of medicine. Those laws are designed to prevent interference in the medical decision-making process by anyone who is not a licensed physician. Many states have similar restrictions in connection with the practice of optometry. Application of the corporate practice of medicine prohibition varies from state-to-state. While some states may allow a corporation to exercise significant management responsibilities over the day-to-day operation of a physician or optometric practice, other states may restrict or prohibit certain activities.

    FEE-SPLITTING LAWS. The laws of some states prohibit providers from dividing with anyone, other than providers who are part of the same group practice, any fee, commission, rebate or other form of compensation for any services not actually and personally rendered. Penalties for violating these fee-splitting statutes or regulations may include revocation, suspension or probation of a provider's license, or other disciplinary action. If we expand into a state with different or more restrictive laws, we may need to amend or restrict certain operations in order to ensure compliance with applicable state laws, rules and regulations.

    FACILITY LICENSURE AND CERTIFICATE OF NEED. We may be required to obtain licenses from the state departments of health in states where we open or acquire eye surgery and laser centers. Some states require a Certificate of Need, or CON, prior to the construction or modification of an ambulatory surgery center, such as our eye surgery and laser centers, or the purchase of certain medical equipment in excess of an amount set by the state.

    EXCIMER LASER REGULATION

    Medical devices, such as the excimer lasers used in our eye surgery and laser centers, are subject to regulation by the U.S. Food and Drug Administration (FDA). Medical devices may not be marketed for commercial sale in the U.S. until the FDA grants pre-market approval for the device.

    The FDA has not approved the use of an excimer laser to treat both eyes on the same day, called a bilateral treatment. The FDA has stated that it considers the use of the excimer laser for bilateral treatment to be a practice of medicine decision, which the FDA is not authorized to regulate. Physicians, including our affiliated physicians, widely perform bilateral treatment as an exercise of professional judgment in connection with the practice of medicine.

    Failure to comply with applicable FDA requirements could subject us, our affiliated providers or laser manufacturers to enforcement action, product seizures, recalls, withdrawal of approvals and civil and criminal penalties. Further, failure to comply with regulatory requirements, or any adverse regulatory action, could result in a limitation on or prohibition of our use of the excimer laser.

    The marketing and promotion of laser vision correction and other image enhancement surgical procedures in the U.S. are subject to regulation by the FDA and the Federal Trade Commission. The FDA and FTC have released a joint communique on the requirements for marketing these procedures in compliance with the laws administered by both agencies.

INSURANCE

    We believe that the insurance coverage for our business is generally in accordance with industry standards, including adequate coverage for premises liability which we may incur in both of our centers. We believe our insurance coverage is adequate in light of our business and the risks to which we are subject. We maintain key man life insurance on the life of John C. Homan in the amount of $1,000,000. We intend to obtain officers' and directors' liability insurance coverage prior to the completion of this offering.

EMPLOYEES

    As of September 1, 1999, we had 29 full-time and part-time employees. Of our total number of employees, 14 are full-time and 15 are part-time. Eight of these people work in our corporate offices, with five full-time employees and three part-time employees. We have eight full-time and nine part-time employees in our Albuquerque medical center, and one full-time and three part-time employees in our Las Vegas center. Of these employees, five are administrative employees, four are clerical, seventeen are in our sales department, and three employees function as medical or medical-technical employees. We have no collective bargaining agreement with any of our employees and our management considers our relationships with our employees to be good. We believe we will need to recruit 17 part-time and four full-time employees to staff our growing needs in both of our existing centers. We intend that six of the part-time employees and five of the full-time employees will be based in our

Albuquerque center, and four part-time and six full-time employees will be based in our Las Vegas center.

    In addition to our employees, we have affiliate relationships with local doctors who provide medical services to our patients. As of September 1, 1999, we had three active member-affiliates for our Albuquerque center.

FACILITIES

    We lease our principal executive office and our medical facilities in Albuquerque, New Mexico. It consists of a total of approximately 5,000 square feet, under three separate operating leases that have varying expiration dates. We lease a 751 square foot facility adjacent to our Albuquerque center that houses our call center under a month to month lease entered into on November 4, 1998, providing for a current monthly payment of $445.00. On September 12, 1995, we leased 2,144 square feet of space adjacent to our Albuquerque center to house additional medical personnel and a retail optical dispensary. This facility has a lease term that ends November 30, 2000 and has a current monthly rental obligation of $2,914. On March 25, 1999, we entered into a sublease for an additional 2,079 square feet in Albuquerque to house our corporate operations. This sublease terminates on December 28, 2001 and has a current monthly obligation of $2,599. Our total monthly lease obligations for our Albuquerque center are approximately $6,000 per month. We believe our facilities are adequate for our current business operations in our Albuquerque center.

    On July 21, 1999, we entered into a six month lease which commenced as of August 1, 1999 for 4,000 square feet of space in Las Vegas, Nevada, with a monthly rental obligation of $6,840 per month. This space temporarily houses our Las Vegas TrueVision center until our permanent leased facility becomes available. On July 30, 1999, we entered into a five-year lease agreement for our permanent facilities in Las Vegas, which lease commences as of December 1, 1999 and consists of approximately 12,141 square feet of space and has a monthly rental obligation of approximately $22,461 per month. Our lease gives us the option of renewing the initial term of the lease for two additional five-year terms. This lease agreement has been personally guaranteed by a principal shareholder and consultant of the Company until the earlier of three years from the date of the lease or our receipt of at least $5,000,000 in gross proceeds from a public offering. We believe these facilities are adequate for our current and planned business operations in our Las Vegas center.

LEGAL PROCEEDINGS

    We are not involved in any pending, or to our knowledge threatened, legal proceedings. From time to time, we may become a party to various legal proceedings arising in the ordinary course of business.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement, including all amendments, exhibits and schedules thereto, may be inspected without charge at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549 and the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison

Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street NW, Washington, DC. 20549. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) through which the registration statement and other information can be retrieved.

    We have applied for listing of our securities on the Nasdaq SmallCap Market, and upon listing, investors can obtain information about us on its Web site, (http://www.nasdaqamex.com.)

    Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Securities Exchange Act and intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    Our executive officers, directors, and key employees and their ages as of September 1, 1999 are as follows:

NAME                                  AGE                             POSITION
--------------------------------      ---      ------------------------------------------------------
John C. Homan...................          47   Chairman of the Board, Chief Executive Officer,
                                               Treasurer and Director
Frank J. Seifert................          54   Secretary and Director
C. Richard Hullihen, Jr. .......          73   Director
Allison W. Evans................          35   Vice-President of Business Development and Chief
                                               Financial Officer
Robert S. Helmer................          45   Clinical Support Manager
Dr. Donald E. Rodgers...........          57   Medical Director, TrueVision-Albuquerque

    JOHN C. HOMAN, co-founded TrueVision Laser Centers, Inc., our corporate predecessor, in October 1995 and has served as its president and chief executive officer through the present date. Since April 1998, Mr. Homan has served as our president and chief executive officer. From October 1997 to the present, Mr. Homan has also been the president and chief executive officer of TVLC Finance, Inc., a specialty finance company, and since April 1997, he has served in those same roles with MTE/ Triad, Inc., a venture leasing company. TVLC Finance and MTE/Triad, which are controlled by Mr. Homan, provide us with equipment financing and leasing services. Mr. Homan received a bachelor's degree in accounting and marketing from the University of Akron in 1973 and received a juris doctorate degree in 1977 from Cleveland-Marshall College of Law.

    FRANK J. SEIFERT, was our executive vice president from May 1998 to August 1999 and became one of our outside consultants in August 1999. Mr. Seifert co-founded TrueVision Laser Centers, Inc. with Mr. Homan in October 1995. From October 1995 to April 1998, Mr. Seifert served as executive vice-president of TrueVision Laser Centers, Inc. From April 1993 to the present, Mr. Seifert has served on the board of directors and as president and chief executive officer of American Natural Gas Corporation, and since July 1998, he has served as president of Sheffield Equity Corporation, an early stage venture capital firm. Mr. Seifert received a Bachelor of Arts degree in Business Administration and Economics from St. Thomas College in 1969. Mr. Seifert received his juris doctorate from the William Mitchell College of Law in 1977.

    C. RICHARD HULLIHEN, JR., became one of our directors on September 9, 1999. Mr. Hullihen has been retired since 1986. From June 1981 to October 1986, Mr. Hullihen was a vice-president of Picker X-Ray Corporation and Picker's successor, Picker International Corporation, where he spent a total of 34 years in a number of positions. During the last 10 years, Mr. Hullihen has acted as a general business consultant to a variety of medical facilities, companies, and doctors involved in establishing nuclear magnetic resonance clinics. Most recently, Mr. Hullihen consulted for Dynamic Digital Displays, Inc. and Advanced Cryomagnetics, Inc. Mr. Hullihen earned his bachelor of science degree in business management from Washington University in St. Louis, Missouri in 1950.

    ALLISON W. EVANS, has been our vice-president of business development since December 1998, while also serving as our chief financial officer. Ms. Evans served as a director of marketing and advertising and controller of TrueVision Laser Centers, Inc. from its inception in December 1995 through November, 1997, and as its director of mergers and acquisitions from June 1997 through December 1998. Up until joining us full-time in December 1998, Ms. Evans also specialized as a business development consultant to various clients in the multimedia entertainment and advertising industry. In 1995, Ms. Evans founded "The Success Exchange," a web-magazine and personal development organization. Ms. Evans is a certified public accountant and started her career at Ernst & Young in 1988. She earned her bachelor's degree in business administration from St. Mary's College in 1985 and her masters in business administration in marketing and finance from the University of San Diego in 1988.

    ROBERT S. HELMER, has been our clinical support manager in our Albuquerque center since October 1998. Mr. Helmer is a graduate physician and surgical assistant with 25 years of medical experience in emergency medicine, laser medicine, dermatology, cosmetic surgery and hair transplant surgery. From May 1998 until joining us, Mr. Helmer was a director and the president of the International College of Skin-Care Specialists. From October 1991 to October 1995, Mr. Helmer was a surgical assistant with Qualified Emergency Specialists, Inc., in Cincinnati, Ohio, and from February 1991 to December 1991 was a surgical assistant and electrologist for Dermatology Associates of Atlanta, Georgia. Mr. Helmer has been a certified ophthalmic laser technician since September 1998 and a certified microkeratome technician since June 1999. Mr. Helmer received his associate of applied science degrees as a physician's assistant and surgical assistant in 1974 from the Cincinnati Technical College. He is a member of the American Academy of Physicians Assistants.

    DONALD E. RODGERS, M.D. has been our medical director in our Albuquerque center since February 1999. Dr. Rodgers first began performing laser vision correction at our center in June, 1997. Since 1975, Dr. Rodgers has been in private medical practice and is currently a partner with the New Mexico Eye Clinic of Albuquerque, New Mexico, where his practice focuses on cataracts, corneal transplants and keratorefractive surgery. Dr. Rodgers has been performing refractive surgery since 1976. Dr. Rodgers is currently the State Surgeon for the New Mexico National Guard having been appointed to that position in 1990, where he holds the rank of Colonel in the U.S Army Medical Corp. Dr. Rodgers served as the president of the New Mexico Society of Ophthalmology from 1992 to 1993; president of the Medical Staff-Presbyterian Hospital Albuquerque from 1990 to 1991; on the Medical Executive Committee for St. Joseph's Hospital from 1981 to 1985; and in that same capacity with the Presbyterian Hospital in Albuquerque from 1982 to 1991. From 1988 to 1995, Dr. Rodgers was the Medical Advisor for the New Mexico Lions Eye Bank. Dr. Rodgers received his medical degree in 1968 and his B.A. degree in 1963, both from the University of New Mexico. Dr. Rodgers completed an internship at the U.S. Naval Hospital in San Diego, California from 1968 to 1969 and completed his residency in ophthalmology at that same facility from 1972 to 1975.

DIRECTORS' COMPENSATION

    Our non-employee directors receive $1,000 for attendance at each meeting of the board of directors or any committee thereof and will be reimbursed for their out-of-pocket expenses in connection with their attendance at any such meeting. We anticipate that our board will meet at least twice each year. No directors' fees have been paid to date.

BOARD COMPOSITION

    Our board of directors consists of at least three members who serve as directors for staggered terms that are divided into three classes. Class one directors has a term expiring at the annual meeting next ensuing. Class two directors has a term expiring one year after the class one directors. The third class of directors has a term expiring two years after the class one directors. There are no family relationships among any of our directors, officers or key employees. Each director holds office until their successor is duly elected and qualified. Vacancies in the office of any director may be filled by a majority of the directors then in office. At least one additional independent director will be added to our board of directors and our independent directors will serve as members of both committees.

    Our president and chief executive officer is appointed by our board, and all of our other executive officers are appointed by the president and chief executive officer.

    We have agreed that for five years from the completion of this offering, the representative may designate one person for election to our board of directors. If this election is not exercised, the representative may designate one person to attend all meetings of our board of directors. If the representative chooses to designate a person to attend our directors' meetings, we have agreed to reimburse that person for out-of-pocket expenses in connection with their attendance.

COMMITTEES OF THE BOARD

    Upon completion of this offering, the board of directors will establish two standing committees, an audit committee and a compensation committee. Our audit committee will recommend to our entire board of directors the independent public accountants to be engaged by us, reviews the plan and scope of our annual audit, reviews our internal controls and financial management policies with our independent public accountants and reviews all related party transactions. The compensation committee will review and recommend to our board, the compensation and benefits to be paid to our officers and directors, administer our stock option plan, approve the grant of options under the stock option plan and establish and review general policies relating to compensation and benefits of our employees.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid during our fiscal year ended September 30, 1998 to our chief executive officer, John C. Homan. No other executive officer received a salary and bonus in excess of $100,000 in this year.

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL COMPENSATION
                                                                                                   OTHER COMPENSATION
                                                                ----------------------------  ----------------------------
                                                                                              OTHER ANNUAL     ALL OTHER
NAME AND POSITION                                                 SALARY($)      BONUS($)     COMPENSATION   COMPENSATION
--------------------------------------------------------------  -------------  -------------  -------------  -------------
John C. Homan, Chief Executive Officer........................          -0-            -0-               --             --

    The aggregate compensation paid to all persons who served in the capacity of a director or executive officer during the fiscal year that ended September 30, 1998 (3 persons) $17,800.

                         OPTION GRANTS DURING THE YEAR
                            ENDED SEPTEMBER 30, 1998

                                                                       PERCENT OF TOTAL OPTIONS
                                               ------------------------------------------------------------------------
                                                    NUMBER OF
                                                   SECURITIES            GRANTED TO
                                               UNDERLYING OPTIONS    EMPLOYEES IN FISCAL     EXERCISE      EXPIRATION
NAME                                                 GRANTED            YEAR 1998(1)        PRICE($/SH)       DATE
---------------------------------------------  -------------------  ---------------------  -------------  -------------
John C. Homan Chief Executive Officer........         218,750                  47.7%         $     .86    April, 2008

    The aggregate number of options granted to all persons who served in the capacity of a director or executive officer during the fiscal year that ended September 30, 1998 (3 persons) was 277,083.

(1) The aggregate number of options granted to all officers and directors during the fiscal year that ended September 30, 1998 was initially 1,177,084 options to purchase 1,177,084 shares of common stock. In April 1999, all officers and directors holding these options agreed to surrender a portion of their options, resulting in total outstanding incentive stock options of 458,332 at the date of this prospectus.

EMPLOYMENT AGREEMENTS

    On September 7, 1998, we entered into a three-year employment agreement with John Homan agreeing to employ him as our president and chief executive officer on a full-time basis. On August 25,

1999, this employment agreement was amended. The terms of Mr. Homan's employment agreement, as amended, provide for a base salary for the fiscal year ended September 30, 1999 of $108,000 and a bonus, within the discretion of our board of directors, that may be paid in cash or common stock. The salary for each additional year is to be the greater of 125% of Mr. Homan's base salary for the previous year or 75% of the previous year's gross compensation. Mr. Homan's employment agreement provides that he is entitled to receive such employee benefits as are generally made available to our other employees, which currently include paid health care insurance. Mr. Homan's employment agreement also entitles him to have us furnish for his business use a full-size car at our expense. Mr. Homan is entitled to receive a minimum of five weeks of paid vacation for the first year of the agreement, increasing one week each year up to a maximum of ten vacation weeks per year. Mr. Homan has the right under the agreement to accrue vacation time for up to three years after which he is then entitled to receive cash compensation at his then current rate of compensation in lieu of taking any or all of his vacation time.

    During the term of the employment agreement, and for one year after termination, Mr. Homan has agreed not to compete with our laser vision correction business in any manner. If terminated from his employment for cause, Mr. Homan is not entitled to the benefits of his employment agreement.

    We entered into a management continuity agreement with Mr. Homan on September 7, 1998 that provides for Mr. Homan's continued employment in his roles as president and chief executive officer for three years following a change of control of us. The management continuity agreement becomes effective only if and when there is a change of control of us. Under this agreement, Mr. Homan is entitled to the same authority or status, and he is entitled to receive his base annual salary and annual bonus in amounts which would equal the amounts he is entitled to receive under his employment agreement. Mr. Homan is also entitled to receive the same or similar employee benefits as he did under his employment agreement. The management continuation agreement will automatically terminate on Mr. Homan's 70(th) birthday, his death, the termination provisions in the agreement, or when all rights and obligations under the agreement are satisfied. Pursuant to the agreement, if we were to terminate Mr. Homan without cause from the management continuity agreement, we are obligated to pay him within 90 days of termination, a lump sum cash payment equal to 300% of the sum of his highest annual base salary prior to his termination, plus the highest value for his employee fringe benefits, plus the highest bonus he received for any year during the three-year period before termination. A similar lump sum cash payment is also required by us within that same 90 day period for the value of Mr. Homan's employer contributions made for his benefit during the last full fiscal year. If Mr. Homan is terminated under this agreement without cause, his outstanding unvested stock options immediately vest and become exercisable. If Mr. Homan is terminated for cause as defined in the agreement, he is not entitled to any of the above-described termination benefits.

CONSULTING AGREEMENTS

    We entered into a consulting agreement with RB&A, LLC whereby RBA, LLC agreed to provide us with long term strategic planning, management consulting services, and marketing and finance expertise, in February 1998, and amended this agreement on August 25, 1999. The compensation as contemplated by the February agreement for these services is $4,000 per month for a period of two years ending February 2000. We defaulted in the payment of this monthly consulting fee to RB&A, LLC immediately after entering into the agreement, but remedied our default at the time we agreed to enter into the amended consulting agreement. In the August 25, 1999 amended consulting agreement, RBA, LLC, agreed to convert 416,667 options which had been granted to purchase 416,667 shares of common stock into 20,000 shares of common stock, which were issued as of the date of the amended consulting agreement. As part of the August 25, 1999 amendment, we agreed to pay a lump sum of $31,800 to RBA, LLC for accrued and unpaid monthly consulting fees of $76,000 and we agreed to pay additional monthly consulting fees of $6,000 for four consecutive months beginning on September 1, 1999. We are current in our agreement with RBA, LLC.

    Commencing on June 13, 1997, we entered into a series of four consulting agreements with Dr. Howard Silverman, that provided for the payment for consulting services provided to us by Dr. Silverman. Dr. Silverman, a retired optometrist, provides information, planning, business and professional advice relative to the services we provide in our vision correction centers. We defaulted in the payment of approximately $90,000 in accrued consulting fees that were due on a monthly basis to Dr. Silverman. Our obligations to Dr. Silverman under the consulting agreement are now current due to our payment of $90,000 to Dr. Silverman on September 10, 1999.

    The first consulting agreement, dated June 13, 1997 provided for the payment of a $5,000 per month consulting fee for a one-year period. The second consulting agreement dated April 1, 1998 extended the term of the first agreement, and provided for a monthly consulting fee to Dr. Silverman of $5,000 until March, 2001, and granted to Dr. Silverman an option to purchase 166,667 shares of our common stock at $.001 per share. In addition, and as a part of Dr. Silverman's role with us, he agreed to guarantee certain of our liabilities to DVI Financial Services, Inc., which is a lease financing company that agreed to finance our acquisition of an excimer laser used in our Albuquerque center. We defaulted in the terms of the first and second consulting agreements with Dr. Silverman by not paying the monthly consulting fees. The third consulting agreement dated December 1, 1998 extended the second agreement and provided for increased compensation, which compensation is currently in effect. The third agreement carries an initial term of three years, and provides that Dr. Silverman will receive a monthly consulting fee of $8,500 and that all unpaid, but accrued consulting fees in the amount of $90,000, would be paid to Dr. Silverman on or before July 31, 1999, which amount has not yet been paid to Dr. Silverman. The December 1, 1998 consulting agreement re-affirmed the grant to Dr. Silverman of an option to purchase 166,667 shares of our common stock at $.001 per share, and that such shares are to be registered by us with the Commission under the Securities Act on the first registration statement that we file with the Commission after we complete a public offering, or if not registered within six months after the date of the agreement, then Dr. Silverman's shares are to be registered by us on Form S-8 as permissible under the Securities Act. Dr. Silverman exercised this option and, in so doing, purchased 166,667 shares of our common stock. The fourth consulting agreement was entered into on August 30, 1999, and amended the registration rights provisions covering Dr. Silverman's 166,667 options to purchase 166,667 shares of common stock. As amended, Dr. Silverman has the right to demand registration covering his 166,667 shares of common stock no later than six months after the completion of an initial public offering of our securities.

    On August 23, 1999, we entered into a three year consulting agreement with one of our directors, and then executive vice president, Frank J. Seifert, who agreed to provide business advice, investment banking services, and the development of business opportunities for us. As a part of his services, Mr. Seifert agreed to deliver an unconditional continuing guarantee in favor of DVI Financial Services, Inc. with respect to the financing agreements entered into between our Albuquerque, New Mexico subsidiary and DVI Financial Services, Inc. for the financing of our excimer laser equipment used in the Albuquerque center. Mr. Seifert's guarantee continues until the balance of the financing for our excimer laser equipment is fully paid to DVI Financial Services, Inc. The consulting agreement specifies that Mr. Seifert is an independent contractor for us and will provide his consulting services as requested and supervised by our board of directors.

    The consulting agreement provides that we will use our best efforts to cause Mr. Seifert to be a member of the board of directors so long as his guarantee is in effect, and he is entitled to receive reimbursement for all reasonable costs incurred for his attendance at directors' meetings. As compensation for his consulting services, we have agreed to pay Mr. Seifert $60,000 per year payable in monthly installments of $5,000 in advance. We agreed to commence making these monthly payments retroactively from June 1, 1999. Mr. Seifert is also entitled to receive the same non-cash benefits as our other regular employees, such as healthcare insurance benefits. Mr. Seifert is entitled to receive discretionary awards of incentive stock options under our 1998 incentive stock option plan, or any successor plan. In addition to Mr. Seifert's annual consulting fee, the consulting agreement grants him an immediately exercisable option to purchase 83,333 shares of our common stock at an exercise price of $.86 per share. Mr. Seifert's shares underlying this option are subject to piggyback registration rights which require us to register the 83,333 shares underlying the option under the Securities Act on the next registration statement which we may file under the Securities Act after the completion of this public offering, and if not registered within six months after the date of the consulting agreement, then Mr. Seifert has the right to require us to register his shares on Form S-8 under the Securities Act, no later than seven months after the date of his consulting agreement. Our obligations to Mr. Seifert under his consulting agreement are current.

1998 INCENTIVE STOCK OPTION PLAN

    On April 13, 1998, we adopted an incentive stock option plan under which we approved the reservation and issuance of up to 1,979,167 shares of our common stock for issuance under the plan. As of the date of this prospectus, we have granted 458,332 options which are outstanding and which permit the option holders to purchase 458,332 shares of our common stock. Our plan allows us to grant incentive and non-qualified options to our officers and key executives. Incentive stock options granted under the plan will not have an exercise price less than 100% of the fair market value of the shares at the time the options are awarded. Non-qualified stock options granted under the plan will not have an exercise price less than 85% of their fair market value at the time of the grant. The compensation committee of our board of directors determines the terms of each option grant. Our plan provides for grants of options with a term of up to 10 years which may have a cashless exercise provision whereby the holders of the options may exercise the options and tender payment for the option shares by surrendering a number of shares of common stock whose value would equal the cash required to exercise an additional number of shares. The compensation committee will administer the stock option plan.

    In 1998, pursuant to the plan, we originally granted 1,635,416 options to purchase a like number of shares of our common stock. In April 1999, four holders of our incentive stock options granted under the plan agreed to surrender 1,177,084 of their options in exchange for our agreement to pay the holders a total of $117,708, which is to be paid in equal quarterly installments over the course of 10 quarters beginning with the quarter ending September 30, 1999. This surrender of a part of our outstanding incentive stock options results in outstanding incentive stock options to purchase 458,332 shares of our common stock held by our officers, employees, and directors. As of the date of this prospectus, these 458,332 options are outstanding and fully vested, all with an exercise price of $.86 per share of common stock. The weighted average remaining contractual life of the option grants exceeds 8.6 years.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our restated certificate of incorporation and our by-laws contain provisions that eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law, except for liability for:

    - any breach of their duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or which involve intentional;

    - misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions;

    - any act or omission occurring prior to March 1998; and

    - any transaction from which the director derived an improper personal benefit.

    Our restated certificate of incorporation and by-laws also contain provisions that require us to indemnify our directors and permits us to indemnify our incorporators, directors and officers to the fullest extent permitted by Delaware law, including circumstances where indemnification would be discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

                              CERTAIN TRANSACTIONS

    Mr. Homan, our president and chief executive officer, serves as president and a director of TVLC Finance, Inc., a Nevada corporation. TVLC Finance is a specialty finance company that provides patient financing and equipment leasing to us at what we believe to be competitive rates to the market. TVLC Finance is not a subsidiary or sister company of ours. In certain cases, TVLC Finance provides us with financing that may not be available to us from other sources.

    TVLC Finance owns 96% of MTE/Triad, Inc., a Nevada corporation that has provided equipment financing to our Albuquerque subsidiary. Mr. Homan is president and a director of MTE/Triad and is the principal shareholder of that company, owning 96% of its outstanding stock. Currently, the only equipment financing in place through either TVLC Finance or MTE/Triad, Inc. relates to the re-financing of our VISX excimer laser equipment in our Albuquerque center. Originally, financing for the purchase of our excimer laser in Albuquerque was provided by MTE/Triad through the syndication of a private placement offering with doctors and optometrists in New Mexico, which raised a total of $170,000. The remainder of the purchase price for our excimer laser was financed by the manufacturer, VISX and through purchase money financing provided by InterAmerica Bank in Albuquerque, New Mexico. In October 1997, TVLC Finance provided $300,000 in additional financing which was used to pay off the existing financing provided by VISX and InterAmerica Bank. The refinancing provided by TVLC Finance resulted in an assignment of the outstanding security interests to TVLC Finance. In April 1998, DVI Financial, Inc., a specialty leasing company unaffiliated with us, agreed to refinance the outstanding balance of the debt on our excimer laser equipment. A portion of the original $300,000 financing from TVLC Finance was used to acquire additional equipment used in our Albuquerque center. A balance due to TVLC Finance of approximately $62,944 remained at the end of fiscal year 1998. A condition of this refinancing was TVLC Finance's assignment of its existing security interest in the laser equipment to DVI Financial. At the time of this refinancing arrangement, VISX agreed to subordinate its security interest in the excimer laser in favor of DVI Financial, however, VISX retained the right to disable or foreclose on the excimer laser system if we breach any obligation in the VISX patent and software license covering the VISX excimer laser. Presently, DVI Financial has outstanding financing of our VISX excimer laser equipment in Albuquerque based on a 48 month loan and security agreement dated March 17, 1998 which provides for 48 monthly payments of $9,088 that began April 18, 1998 and continue for 48 successive months thereafter until the balance is paid in full.

    In settlement of a dispute between us and MTE/Triad regarding penalties for unpaid interest due to MTE/Triad under our laser equipment lease dated July 1, 1997 that was owed by our Albuquerque subsidiary for the period July 1997 through April 1998, TrueVision Laser Centers, Inc. agreed to transfer 41,667 of its shares of our common stock to MTE/Triad. MTE/Triad agreed to waive any further penalties, fees and interest that were due from the non-payment of the interest due upon its receipt of the shares, a $50,000 cash payment which was due and was paid on or about May 1, 1999, and a second cash payment of $120,000 is due on January 1, 2000. We entered in to a mutual general release agreement effective as of April 15, 1999 which provided for payments to be made to MTE/

Triad, Inc. by our subsidiary, TrueVision Laser Center of Albuquerque, Inc., and the release of all other liabilities arising under the laser equipment lease dated July 1, 1997 upon the receipt of the payments. Payments which we are obligated to make under the terms of the mutual release and settlement agreement are current.

    We entered in to a consulting agreement with Dr. Howard Silverman on April 1, 1998, one of our principal shareholders. As part of the consideration to us, Dr. Silverman agreed to execute and deliver an unconditional continuing guarantee in favor of DVI Financial Services, Inc., which guarantee was a financing requirement imposed on us by DVI Financial at the time that we re-financed the VISX excimer laser equipment we use in our Albuquerque center. Dr. Silverman's guarantee was delivered to DVI Financial pursuant to subordination and financing agreements dated February 24, 1998. As a part of Dr. Silverman's compensation under his April 1, 1998 consulting agreement, we granted him an option to purchase 166,667 shares of common stock at an exercise price of $.001 per share. We subsequently defaulted on Dr. Silverman's April 1, 1998 consulting agreement by our failure to pay the $5,000 monthly consulting fees provided for in the agreement. We then amended our consulting agreement with Dr. Silverman, and in that amended agreement, we agreed to increase Dr. Silverman's monthly consulting fee to $8,500 beginning July 31, 1999. Dr. Silverman was also to receive a lump sum payment of $90,000 as a consulting fee, which was fully paid to him on September 10, 1999. Dr. Silverman's amended consulting agreement dated December 1, 1998 states that so long as his guarantee is in effect, we are obligated to engage him or his designee as a nonvoting advisor to our board of directors. Dr. Silverman is entitled to receive notices of and be invited to our board of directors' meetings, and is entitled to receive reimbursement for reasonable out of pocket costs associated with his attendance at our board of directors' meetings. Furthermore, Dr. Silverman is entitled to receive the same compensation that we may pay to other non-employee directors attending our board of directors' meetings.

    As partial consideration for Dr. Silverman's consulting services pursuant to the December 1, 1998 agreement, we re-affirmed our grant of an option to Dr. Silverman to purchase 166,667 shares of our common stock, at an exercise price of $.001 per share. This option includes certain demand registration rights covering the shares underlying the options, which obligates us to register Dr. Silverman's shares of common stock in our next available registration statement filed with the Commission, or if we do not file any registration statement within six months after the completion of a public offering, then we are required to facilitate registration of Dr. Silverman's shares of common stock by registering his shares on Form S-8.

    On February 23, 1998, we entered in to a stock purchase agreement and plan of reorganization. When we entered in to this agreement, TrueVision Laser Centers, Inc. owned 84% of the stock of our subsidiary, TrueVision Laser Centers of Albuquerque, Inc. Through this agreement, we purchased all of the outstanding stock of our subsidiary from TrueVision Laser Centers, Inc. in exchange for 1,944,444 shares of our common stock and 1,944,444 warrants to purchase an additional 1,944,444 shares of our common stock. Our purchase of the outstanding stock of our subsidiary was consummated on April 15, 1998. As a part of this agreement all of the warrants issued in the reorganization expired without exercise on April 15, 1999. As a part of our plan of reorganization, we granted to Wilber F. Noyes, our then chief executive officer, a warrant to acquire 416,667 shares of our common stock at an exercise price of $.86 per share. We subsequently defaulted on the terms of Mr. Noyes' consulting agreement dated February 9, 1998 by not paying him all monthly consulting fees when they were due, which totaled $76,000 as of August 1999. In order to cure any defaults in Mr. Noyes' consulting agreement, we amended Mr. Noyes' agreement effective August 25, 1999. In the amendment, Mr. Noyes surrendered all of his 416,667 unexercised options to purchase 416,667 shares of our common stock in exchange for his receipt of 20,000 shares of our common stock, our payment to him of lump sum compensation in the amount of $31,800 and a consulting fee of $6,000 per month for four months following the date of the amended consulting agreement.

    On August 23, 1999, we entered into a three year consulting agreement with one of our directors, Frank J. Seifert, who has agreed to provide business advice, investment banking services, and the development of business opportunities for us. As a part of his services, Mr. Seifert agreed to deliver an unconditional continuing guarantee in favor of DVI Financial Services, Inc. with respect to the financing agreements entered into between our subsidiary and DVI Financial Services, Inc. for the financing of our excimer laser equipment used in the Albuquerque center. Mr. Seifert's guarantee continues in effect until the financing provided by DVI Financial Services, Inc. for our excimer laser equipment is paid in full. The consulting agreement specifies that Mr. Seifert is an independent contractor for us and will provide his consulting services as requested and supervised by our board of directors.

    The consulting agreement provides that we will use our best efforts to cause Mr. Seifert to be a member of the board of directors so long as his guarantee is in effect, and he is entitled to receive reimbursement for all reasonable costs incurred for his attendance at directors' meetings. As compensation for his consulting services, we have agreed to pay Mr. Seifert $60,000 per year payable in monthly installments of $5,000 in advance. We agreed to commence making these monthly payments retroactively from June 1, 1999. Mr. Seifert is also entitled to receive the same non-cash benefits as our other regular employees, such as healthcare insurance benefits. Mr. Seifert is entitled to participate in discretionary awards of incentive stock options under our 1998 Incentive Stock Option Plan, or any successor plan. In addition to Mr. Seifert's annual consulting fee, the consulting agreement grants him an option to purchase 83,333 shares of our common stock at an exercise price of $.86 per share. Mr. Seifert's shares underlying this option are subject to demand registration rights which require us to register the 83,333 shares underlying the option under the Securities Act on the next registration statement which we may file under the Securities Act after the completion of this public offering, and if not registered within six months after the date of the consulting agreement, then Mr. Seifert has the right to require us to register his shares on Form S-8 under the Securities Act, no later than seven months after the date of his consulting agreement. We are current with regards to our obligations to Mr. Seifert under his consulting agreement.

    On July 1, 1997, our Albuquerque subsidiary entered into an equipment lease with MTE/ Triad, Inc. covering our lease of certain medical equipment, including a VISX excimer laser used in our Albuquerque center. This agreement provides that our subsidiary was to pay monthly rental to MTE Triad, Inc. for the use of the equipment at the rate of $7,600 per month for a term of five years. Our subsidiary defaulted on the payment terms of this equipment lease when it failed to pay all monthly rental payments, accrued interest and late penalties. As a consequence of this default, our Albuquerque subsidiary entered into a mutual general release agreement with MTE/Triad, Inc. and TrueVision Laser Centers, Inc. on April 15, 1999 in full settlement of the default by our subsidiary in the payment of interest and other payments in accordance with an equipment lease. The effect of this mutual general release was that our subsidiary admitted that it defaulted in the payment of interest and penalties under the July 1, 1997 lease and agreed to remedy all defaults by the delivery to MTE/Triad, Inc. of 41,667 shares of our common stock and the payment of $50,000 on or about May 1, 1999 and an additional payment of $120,000 due on or about January 1, 2000.

    TVLC Finance, a separate company controlled by Mr. Homan, entered into a financing arrangement with us that relates to certain equipment used in our Albuquerque center. We delivered a promissory note to TrueVision Laser Centers, Inc. bearing interest at 16.5% with interest and principal payable in monthly installments of approximately $1,475 per month. This note is secured by certain equipment and is due in full in September, 2002. As of September 30, 1998, the principal balance we owed on this note was $51,581.

    Mr. Homan also serves as president and a director of TrueVision Laser Centers, Inc. From December 1995 to April 15, 1998, Mr. Homan developed laser vision correction centers through his affiliattion with TrueVision Laser Centers, Inc. Until April 15, 1998, TrueVision Laser Centers, Inc. held an 84% ownership interest in TrueVision Albuquerque that was then acquired by us pursuant to the agreement and plan of reorganization. As of the date of the agreement, TrueVision Laser Centers, Inc. ceased operations. It is, however, precluded from operating laser vision centers in competition with us.

    We have advanced to Mr. Homan as of September 30, 1998, the sum of $27,663 for business expenses that he anticipated incurring during our last fiscal year. As of that date, Mr. Homan's advances were still due to us, but we have not made any demand on Mr. Homan for the repayment of those advances. This advance is non-interest bearing and the balance of the advances are due and payable to us by Mr. Homan upon our demand. We advanced TVLC Finance, Inc. and TrueVision Laser Centers, Inc. a total of $2,456 as of September 30, 1998, for expenses which those two companies agreed to pay on our behalf. These advances are due back to us and are due and payable on our demand and are non-interest bearing. We have not made a demand for repayment of these advances to either TVLC Finance or TrueVision Laser Centers, Inc.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus. The information in this table provides the beneficial ownership for:

    - each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

    - each of our directors and executive officers; and

    - our executive officers and directors as a group.

    Unless otherwise indicated, the address of each beneficial owner is the same as our principal office location at 1720 Louisiana Boulevard, Suite 100, Albuquerque, New Mexico 87110. Unless otherwise indicated, the individuals in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of our common stock issuable upon exercise of options and warrants held by that person, but not those held by any other persons, that are currently exercisable or exercisable within 60 days from the date of this prospectus.

                                                        NUMBER OF
                                                         SHARES          PERCENT BENEFICIALLY OWNED
                                                      BENEFICIALLY    --------------------------------
NAMES AND ADDRESS OF BENEFICIAL OWNER                     OWNED       BEFORE OFFERING  AFTER OFFERING
---------------------------------------------------  ---------------  ---------------  ---------------
John C. Homan......................................       885,417(1)          34.7%            25.0%

Frank J. Seifert...................................
  751 7th Ave. San Diego, CA 92101                        433,333(2)          18.0             12.7

Allison W. Evans...................................       132,407(3)           5.5              3.9

Robert S. Helmer...................................           -0-              -0-              -0-

C. Richard Hullihen................................           -0-              -0-              -0-

Howard Silverman...................................       391,667             16.8             11.8

TrueVision Laser Centers, Inc. ....................
  751 7th Avenue, Suite M
  San Diego, CA 92101                                     654,370             28.1             19.7

Dr. Donald E. Rodgers..............................        83,333(4)           3.5              2.4

All directors and executive officers as a group (5
  persons).........................................     1,534,490             55.3%            40.7%

------------------------

(1) Includes 218,750 fully-vested options, which expire in April 2008, and that are exercisable at $.86 per share, held by Mr. Homan and 41,667 shares of our common stock held by MTE/Triad, Inc., which is under the investment control of Mr. Homan. This does not include the 654,370 shares of our common stock that Mr. Homan has investment control over in his capacity as the chief executive officer of TrueVision Laser Centers, Inc., a predecessor company affiliated with Mr. Homan.

(2) Does not include 64,257 shares held by TrueVision Laser Centers, Inc. in which Mr. Seifert is an officer and director, but over which he has no investment control. Includes 83,333 fully-vested options held by Mr. Seifert, that expire in May 2008 are that are exercisable at $.86 per share.

(3) Includes 58,333 fully-vested options, which expire in January 2009, and that are exercisable at $.86 per share, held by Ms. Evans, but does not include 4,796 shares held by TrueVision Laser Centers, Inc. in which Ms. Evans is an officer, but over which she has no investment control.

(4) Includes 83,333 fully-vested options, which expire in April 2008, and that are exercisable at $.86 per share, held by Dr. Rodgers.

                           DESCRIPTION OF SECURITIES

GENERAL

    Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $.001 par value per share, the rights and preferences of which may be established from time to time by our board of directors. As of August 31, 1999, there were 2,329,560 shares of our common stock issued and outstanding, and no shares of our preferred stock outstanding.

    The description of our securities are summaries and do not contain all the information that may be important to you. For more complete information, you should read our certificate of incorporation and all amendments, and the form of promissory note and warrants issued by us in May through August 1999, which are all filed as exhibits to the registration statement of which this prospectus forms a part.

    COMMON STOCK

    Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and there are no cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding shares of preferred stock. Upon the liquidation, dissolution or winding up of us, holders of our common stock are entitled to share in our assets remaining after the payment of all liabilities and liquidation preferences on any outstanding shares of preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

    PREFERRED STOCK

    Our board of directors has the authority, without stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock, in one or more series. The board may fix the rights, preferences, privileges and restrictions of the shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change of control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. We have no present plans to issue any shares of preferred stock.

    REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    GENERALLY. Each warrant entitles the registered holder to purchase, at any time commencing 12 months after the date of this prospectus until 60 months after the date of this prospectus, one share of common stock at a price equal to 120% of the initial public offering price of the common stock.

    REDEMPTION PROVISIONS. Commencing 12 months after the date of this prospectus, the warrants will be subject to redemption by us, in whole but not in part, at $.10 per warrant on 30 days' prior written notice. The warrants may only be redeemed if the average closing sale price of our common stock as reported on the Nasdaq SmallCap Stock Market equals or exceeds 200% of the initial public offering price per share of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. The holder of any warrant may exercise the warrant by surrendering the certificate representing the warrant to the warrant agent, with the subscription form properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the warrants. The exercise price of the warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered in this offering.

    ADJUSTMENTS. The exercise price of the warrants and the number of shares of common stock that may be issued upon the exercise of the warrants are subject to adjustment in certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger of us with or into another corporation (other than a consolidation or merger in which we are the surviving corporation) or sale of all or substantially all of our assets, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of the number of shares of common stock that might otherwise have been purchased upon the exercise of the warrant.

    TRANSFER, EXCHANGE AND EXERCISE. The warrants are in registered form and may be presented to the warrant agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time they will be void and have no value. The warrants may not be exercised until 12 months after the date of this prospectus. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or, if developed, will continue.

    MODIFICATION OF WARRANTS. We and the warrant agent may make such modifications to the warrants as we deem necessary and desirable that do not adversely affect the interests of the warrant holders. We may, in our sole discretion, lower the exercise price of the warrants for a period of no less than 30 days on not less than 30 days' prior written notice to the warrant holders and the representative. Modification of the number of securities purchasable upon the exercise of any warrant, the exercise price (other than as provided in the preceding sentence) and the expiration date with respect to any warrant requires the consent of at least two-thirds of the warrant holders.

    The warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares have been registered, qualified or deemed to be exempt under the securities or blue sky laws of the state of residence of the exercising holders of the warrants. Although we have undertaken to use our best efforts to have all of the shares of common stock issuable upon exercise of the warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, there can be no assurance that we will be able to do so.

    Although the securities will not knowingly be sold to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale, investors in such jurisdictions may purchase warrants in the secondary market or investors may move to jurisdictions in which the shares underlying the warrants are no so registered or qualified during the period that the warrants are exercisable. In such event, we would be unable to issue shares to those persons desiring to exercise their warrants, and holders of warrants would have no choice but to attempt to sell the warrants in jurisdictions where such sale is permissible or allow them to expire unexercised.

    PROMISSORY NOTES

    We sold $1,175,000 in the aggregate principal amount of 13% promissory notes due April 15, 2000 from April through August 1999 in a private placement. $625,000 of the aggregate amount of the private placement was sold to investors that received 312,500 common stock purchase warrants. $550,000 of the aggregate amount of the private placement was sold to subscribers that received no warrants, but received a total of 34,384 shares of our common stock.

    The promissory notes are unsecured and represent a general debt obligation of ours, and, are subordinate to any existing senior indebtedness we have outstanding. Each promissory note bears interest from the date of issuance at a rate of 13% per annum. Interest is payable on the earlier of April 15, 2000 or the closing of an initial public offering of our securities. Payment of principal and accrued interest will be paid directly to the person in whose name the promissory note is registered on the note register maintained by us. We issued the promissory notes in denominations of $5,000 units, with each $5,000 note including 2,500 common stock purchase warrants entitling the warrant holder to purchase 2,500 shares of our common stock at an exercise price of $8.40 per share. All noteholders that purchased notes in our private placement in August 1999 received an aggregate of 34,384 shares of our common stock instead of receiving warrants to purchase our common stock. Holders may transfer the notes by surrendering them for transfer at the office of our registrar, together with such written instrument of transfer as we may require, including without limitation, an opinion of counsel, satisfactory to us, provided at the cost of the transferring holder.

    The promissory notes are subject to redemption at our option, at any time, in whole or in part, without penalty. If we elect to redeem less than all of the promissory notes, we will select which promissory notes to redeem, using such method as we determine is fair and appropriate. The notes describe events of default in the event that we fail to pay the principal and interest when due, failure to perform any other covenants for 60 days after written notice specifying the default and allowing the Company to remedy such default, if we file bankruptcy or insolvency proceedings, or enter into a reorganization. Our rights and obligations and the rights of the note holders may be modified under certain circumstances. In addition, the holders of not less than seventy-five percent (75%) in aggregate principal amount of outstanding notes may consent to a postponement of any interest payment for a period not exceeding three years from its due date.

    For such time as the notes remain outstanding, we can not declare or pay any cash dividends or dividends in kind on our shares of common stock other than dividends payable solely in shares of our common stock.

    WARRANTS

    With respect to the first $625,000 aggregate amount of promissory notes purchased in our private placement, we issued to each $5,000 promissory noteholder 2,500 common stock purchase warrants entitling holders to purchase up to 2,500 shares of our common stock at a price of $8.40 per share. We issued a total of 312,500 warrants in our private placement, entitling the warrant holders to purchase an aggregate of 312,500 shares of our common stock. The warrants may be exercised in full or in part on or before April 15, 2004, but can not be exercised for 12 months following their date of issuance. These warrants may only be exercised upon payment in cash, and upon payment of the exercise price, the holder of a warrant will receive one share of common stock for each warrant exercised. The warrants include features for adjustment in the event of a common stock split, stock dividend, reverse common stock split, merger, consolidation or other similar change in our capital structure.

    Holders of the warrants have no voting rights until such time as the warrants are exercised and our underlying common stock is issued to the holder. Upon the issuance of our common stock to the holders of the warrants, the holders shall have the same rights as any other shareholder owning our common stock.

    THE REPRESENTATIVE'S WARRANTS

    In connection with the offering, we have agreed to issue and sell to the representative and/or its designees, at the closing of this offering, for nominal consideration, five year warrants to purchase 100,000 shares of common stock and/or 50,000 redeemable common stock purchase warrants. The representative's warrants are exercisable at any time during a period of four years commencing at the beginning of the second year after their issuance an exercise price of 120% of the initial public offering price per share of common stock and 120% of the initial public offering price per redeemable common stock purchase warrant. The shares of common stock, redeemable warrants and shares of common stock underlying the redeemable warrants issuable upon exercise of the representative's warrants are identical to those offered to the public. The representative's warrants contain anti-dilution provisions providing for adjustment of the number of securities issuable upon the exercise of the warrants under certain circumstances, including stock dividends, stock splits, mergers, acquisitions and recapitalizations. The holders of the representative's warrants will have no voting, dividend or other stockholder rights with respect to the warrants.

    For a period of five years after the completion of our initial public offering, the holders of the representative's warrants and/or the shares of common stock underlying the representative's warrants have piggyback registration rights covering the underlying shares, at our expense, except as to fees and expenses of the holders' counsel and selling commissions applicable to those shares. In addition, for a five year period from the completion of our initial public offering, upon demand by the holders of at least a majority of the representative's warrants or of the underlying shares, the holders of the representative's warrants and of the underlying shares, have a right to demand a one time registration of the shares of common stock underlying the representative's warrants. The cost of these registrations are at our expense, except as to fees and expenses of the holders' counsel and selling commissions applicable to the warrants and the shares.

    OPTIONS FROM OUR 1998 STOCK OPTION PLAN

    Several of our officers and directors were previously granted incentive options to purchase our common stock from our 1998 stock option plan. There are currently 458,332 fully-vested options outstanding entitling the holders to purchase 458,332 shares of our common stock at an exercise price of $.86 per share. All outstanding incentive stock options expire 10 years from the date of grant, which means that our outstanding options will expire in April 16, 2008. The incentive stock options granted under the 1998 stock option plan permit a cashless exercise of the options whereby the holder may exercise the options and tender payment for the option shares by surrendering a number of shares of common stock whose value would equal the cash required to exercise an additional number of options.

REGISTRATION RIGHTS

    We are obligated to register the shares of common stock issuable upon exercise of the warrants and the shares of common stock issued to the promissory note holders in our private placement in certain registration statements filed with the Securities and Exchange Commission. The shares are entitled to one-time piggyback registration rights on the first registration statement filed by us after we become a public company. We are also obligated to provide a one-time demand registration covering the warrant shares if we do not file a registration statement covering the shares before December 31, 1999. Registration rights are subject to cutbacks that may be imposed by the underwriters involved in our registrations.

    If we file a registration statement pursuant to the piggyback or demand registration rights given to the holders of these warrants, we may register our shares of common stock in a single registration statement to cover all of our warrant holders' registration rights. The holders of our common stock then shall be entitled to sell our common stock simultaneously with and upon the terms and conditions as the securities sold for our own account sold pursuant to the registration statement, subject to limitations that may be reasonably imposed by the underwriter, receipt of minimum proceeds, and other terms of the registration rights provisions of the warrant and the registration statement.

    The holders of 458,332 of our outstanding incentive stock options granted under the 1998 stock option plan, also were granted registration rights consistent with the above described piggyback registration rights, entitling them to register 458,332 shares of our common stock underlying their incentive stock options.

    The holders of 50,000 representative's warrants will also have demand and piggyback registration rights.

TRANSFER AGENT AND REGISTRAR

    We intend to appoint Continental Stock Transfer & Trust Company, New York, New York as our transfer agent, warrant agent, and registrar.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for any of our securities and there can be no assurance that a significant public market for any of our securities will be developed or sustained after this offering. Sales of substantial amounts of our common stock in the public market after this offering, or the possibility of those sales occurring could adversely affect the prevailing market price for our securities and our ability to raise equity capital in the future.

    Upon completion of this offering, there will be 3,329,560 shares of our common stock outstanding, assuming no exercise of the underwriter's over-allotment option or any exercise of the redeemable common stock purchase warrants. The 1,000,000 shares of common stock included in the units being offered by this prospectus will be freely tradable without restriction under the Securities Act, unless purchased by an affiliate of ours, as that term is defined under the rules and regulations of the Securities Act, which will be subject to the resale limitations of Rule 144 under the Securities Act.

    The remaining 2,329,560 shares of our common stock are considered "restricted securities" as defined in Rule 144. These shares were issued in private transactions and have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144.

    In general, under Rule 144, beginning 90 days after the completion of this offering, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

    - one percent, or approximately 33,295 shares following this offering, of the number of shares of our common stock then outstanding; or

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell those shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Beginning 90 days after the completion of this offering, shares of common stock issuable upon exercise of options granted by us prior to the effective date of the registration statement will be eligible for sale in the public market pursuant to Rule 701 under the Securities Act, subject to the lock-up agreements described below. In general, Rule 701 permits resales of shares issued under certain compensatory benefit plans commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act in reliance upon Rule 144, but without compliance with restrictions, including the holding period requirements, contained in Rule 144.

    Holders of 312,500 common stock purchase warrants to purchase an aggregate of 312,500 shares of our common stock have certain piggyback and demand registration rights with regard to the shares issuable upon exercise of these warrants. Additionally, holders of 34,384 shares of our common stock issued in connection with our August 1999 private placement have certain piggyback and demand registration rights. Additionally, holders of 458,332 options to purchase an aggregate of 458,332 shares of our common stock have certain piggyback and demand registration rights with regard to the shares underlying those options. These option and warrant holders could require us to register the shares issuable upon exercise of the warrants and options and such shares would then be freely tradable, subject to the lock-up agreements described below. All of our securityholders have waived their registration rights with respect to this offering.

    We and all of our existing stockholders, our executive officers and directors, have agreed that, for a period of 12 months from the completion of this offering, we and they will not, without the prior written consent of Dirks & Company, Inc.:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the form of which is filed as an exhibit to the registration statement filed with the Commission of which this prospectus is a part, the underwriters named below, severally and not jointly, have agreed through Dirks & Company, Inc. as the representative of the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the aggregate number of units set forth opposite their respective names:

UNDERWRITERS                                                                   NUMBER OF UNITS
-----------------------------------------------------------------------------  ---------------
Dirks & Company, Inc.........................................................
                                                                                    -------
      Total..................................................................       500,000
                                                                                    -------
                                                                                    -------

    The underwriting agreement provides that the obligations of the several underwriters under that agreement are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from our counsel and our independent public accountants. The underwriters are committed to take and to pay for all of the units offered hereby, if any are purchased. In the event of a default by any of the underwriters, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The underwriters will offer the units to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may allow
some dealers concessions of not more than $   per unit. The underwriters also
may allow, and those dealers may re-allow, a concession of not more than $   per
unit to some other dealers. The public offering price, concessions, and re-allowances may be changed after the completion of this offering.

    We have granted to the underwriters an option, exercisable within 45 days after the effective date of the registration agreement, to purchase up to an additional 150,000 shares of common stock and/or 75,000 redeemable common stock purchase warrants at the initial public offering price less the underwriting discounts and non-accountable expenses allowance. The underwriters may exercise this option only to cover over-allotments, if any. If any shares and/or warrants are purchased pursuant to this option, the underwriters will severally purchase the shares and/or warrants in approximately the same proportion as set forth above.

    We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters and their controlling persons may be required to make in respect thereof.

    We have also agreed to pay to the representative, a non-accountable expense allowance equal to three percent of the gross proceeds of this offering, $25,000 of which has been paid to date.

    We have also agreed to pay all expenses in connection with qualifying the securities under the laws of those states that the representative may designate, including fees and expenses of counsel retained for these purposes by the representative, and the costs and expenses in connection with qualifying the offering with the National Association of Securities Dealers, Inc.

    The representative of the underwriters has informed us that the underwriters do not expect sales of the units offered by this prospectus to be made to discretionary accounts to exceed five percent of the total number of units offered.

    We and all of our existing stockholders, our executive officers and directors, have agreed that, for a period of 12 months from the completion of this offering, we and they will not, without the prior written consent of Dirks & Company, Inc.:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

    We have agreed to issue and sell to the representative of the underwriters and/or its designees, for nominal consideration, five-year warrants to purchase 100,000 shares of our common stock and/or 50,000 redeemable common stock purchase warrants. The representative's warrants are exercisable for a period of four years commencing one-year after the date of issuance at a price equal to 120% of the initial public offering price per share of common stock and redeemable common stock purchase warrant. The representative's warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares issuable upon exercise, upon the occurrence of certain events, including stock dividends, stock splits, and recapitalizations. The representative's warrants contain certain demand and piggyback registration rights relating to the shares of common stock issuable thereunder. For the life of the representative's warrants, the representative will have the opportunity to profit from a rise in the market price of our shares of common stock. The representative's warrants are restricted from sale, transfer, assignment or hypothecation for the one year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners.

    We have agreed to grant the representative a right of first refusal for a period of three years after the completion of this offering for any sale of securities made by us or any of our subsidiaries.

    We have agreed that for five years from the completion of this offering, the representative may designate one person for election to our board of directors. In the event that the representative elects not to exercise this right, then it may designate one person to attend all meetings of our board of directors. The representative has not yet exercised this right to designate this person. We have agreed to reimburse the representative's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of our board of directors.

    Prior to this offering, there has been no public market for any of our securities. The initial public offering price of the units offered hereby will be determined by negotiations between the representative and us. Among the factors considered in determining the price, include the prevailing market conditions, including the history of and the prospects for the industry in which we compete, an assessment of our management, our prospects, and our capital structure. The offering price does not necessarily bear any relationship to our assets, results of operations or net worth. There can be no assurance that an active trading market will develop for any of the securities offered by this prospectus, or that such securities will trade in the public market at or above the initial public offering price.

    The representative, on behalf of the underwriters, may engage in over-allotments, stabilizing transactions, syndicate covering transactions and penalty bids. An over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of common stock and/or warrants being offered so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of common stock and warrants originally sold by the syndicate member are purchased in a syndicate covering transaction and penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq SmallCap Stock Market or otherwise, and if commenced, may be discontinued at any time. In addition, the underwriters may engage in passive market making transactions in our securities on the Nasdaq SmallCap Stock Market in accordance with Rule 103 of Regulation M. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities offered by this prospectus.

    Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities offered in this prospectus. These actions include purchasing the securities to cover some or all of a short position of any of the securities maintained by the representative and the imposition of penalty bids.

                                 LEGAL MATTERS

    The validity of the shares of common stock and the redeemable common stock purchase warrants being offered by this prospectus will be passed upon for us by Gregory Bartko, Esq., of the Law Offices of Gregory Bartko, Atlanta, Georgia, our legal counsel. Certain legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

    Our financial statements as of September 30, 1997 and 1998 and for the years ended September 30, 1997 and 1998 included in this prospectus have been so included in reliance on the report of Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation, San Diego, California, independent auditors, given on the authority of such firm as experts in auditing and accounting.

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY
                               TABLE OF CONTENTS

INDEPENDENT AUDITOR'S REPORT....................................................        F-2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of September 30, 1997, 1998 and June 30, 1999
  (unaudited)...................................................................        F-3

Consolidated Statements of Operations for the years ended September 30, 1997,
  1998 and for the nine months ended June 30, 1998 and 1999 (unaudited).........        F-4

Consolidated Statements of Changes in Shareholders' Deficit for the years ended
  September 30, 1997, 1998 and for the nine months ended June 30, 1999
  (unaudited)...................................................................        F-5

Consolidated Statements of Cash Flows for the years ended September 30, 1997,
  1998 and for the nine months ended June 30, 1998 and 1999 (unaudited).........        F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS......................................   F-7-F-18

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
TrueVision International, Inc.
San Diego, California

    We have audited the consolidated balance sheets of TrueVision International, Inc. and Subsidiary (the "Company") as of September 30, 1997 and 1998, and the related consolidated statements of operations, changes in shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TrueVision International, Inc. and Subsidiary as of September 30, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

San Diego, California                                  /s/ PANNELL KERR FORSTER
May 24, 1999                                           ----------------------------
                                                       PANNELL KERR FORSTER
                                                       Certified Public Accountants
                                                       A Professional Corporation

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

          AS OF SEPTEMBER 30, 1997, 1998 AND JUNE 30, 1999 (UNAUDITED)

                                                                                  SEPTEMBER 30,
                                                                               --------------------
                                                                                 1997       1998     JUNE 30, 1999
                                                                               ---------  ---------  -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
CURRENT ASSETS:
    Cash and cash equivalents................................................  $     250  $   2,176   $   116,425
    Accounts receivable, net of allowance for doubtful accounts of $0,
      $24,833 and $24,833, at September 30, 1997, 1998 and June 30, 1999
      (unaudited), respectively..............................................     13,448     59,353       202,634
    Inventory................................................................      3,120        520         7,020
    Deposits and prepaid expenses............................................         --         --       184,936
    Due from related parties.................................................         --     30,119        27,461
    Deferred offering costs..................................................         --         --        40,000
    Deferred financing costs.................................................         --         --        68,250
                                                                               ---------  ---------  -------------

        Total current assets.................................................     16,818     92,168       646,726
                                                                               ---------  ---------  -------------
NONCURRENT ASSETS:
    Property and equipment, net of accumulated depreciation..................    504,461    388,157       428,064
    Trademarks and copyrights................................................         --         --        22,000
                                                                               ---------  ---------  -------------

    Total noncurrent assets..................................................    504,461    388,157       450,064
                                                                               ---------  ---------  -------------

        Total assets.........................................................  $ 521,279  $ 480,325   $ 1,096,790
                                                                               ---------  ---------  -------------
                                                                               ---------  ---------  -------------

                                      LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
    Bank overdraft...........................................................  $   2,985  $   7,732   $        --
    Accounts payable and accrued liabilities.................................    119,173    120,880       211,639
    Sales tax payable........................................................     42,141    148,377       196,260
    Due to related parties...................................................    293,471    224,474       383,365
    Short-term debt..........................................................    296,973         --       625,000
    Current portion of long-term debt........................................         --     77,675        84,292
    Current portion of capital lease obligation to related party.............     53,847     63,998        71,834
    Current portion of note payable to related party.........................         --      9,918         8,419
                                                                               ---------  ---------  -------------

        Total current liabilities............................................    808,590    653,054     1,580,809
                                                                               ---------  ---------  -------------
LONG-TERM LIABILITIES:
    Due to related parties...................................................         --         --        70,625
    Long-term debt, net of current maturities................................         --    236,709       179,345
    Capital lease obligation to related party................................    198,938    134,940        80,692
    Note payable to related party............................................         --     41,663        34,983
                                                                               ---------  ---------  -------------

        Total long-term liabilities..........................................    198,938    413,312       365,645
                                                                               ---------  ---------  -------------

        Total liabilities....................................................  1,007,528  1,066,366     1,946,454
                                                                               ---------  ---------  -------------
Commitments and contingencies (Note 7)
SHAREHOLDERS' DEFICIT:
Common stock, $.001 par value, 100,000,000 shares authorized; issued and outstanding:
      2,051,215 and 2,233,507 shares at September 30, 1997 and 1998,
      respectively; 2,233,507 shares at June 30, 1999 (unaudited)............      2,051      2,234         2,234
    Additional paid in capital...............................................      3,594     20,911        20,911
    Accumulated deficit......................................................   (491,894)  (609,186)     (872,809)
                                                                               ---------  ---------  -------------
Total shareholders' deficit..................................................   (486,249)  (586,041)     (849,664)
                                                                               ---------  ---------  -------------
Total liabilities and shareholders' deficit..................................  $ 521,279  $ 480,325   $ 1,096,790
                                                                               ---------  ---------  -------------
                                                                               ---------  ---------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1998 AND
          FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

                                                                                            NINE MONTHS ENDED
                                                             YEARS ENDED SEPTEMBER 30,          JUNE 30,
                                                             -------------------------  -------------------------
                                                                1997          1998         1998          1999
                                                             -----------  ------------  -----------  ------------
                                                                                        (UNAUDITED)  (UNAUDITED)
Revenues...................................................  $   770,704  $  1,460,526   $ 956,894   $  2,218,858

Costs and expenses:
  Cost of revenues.........................................      453,279       894,134     539,092      1,528,071
  General and administrative...............................      274,641       380,798     258,225        482,371
  Sales and marketing......................................       99,787        47,048      15,328        129,845
  Depreciation.............................................      127,678       137,883     103,258        113,258
                                                             -----------  ------------  -----------  ------------

  Total costs and expenses.................................      955,385     1,459,863     915,903      2,253,545
                                                             -----------  ------------  -----------  ------------

(Loss) income from operations..............................     (184,681)          663      40,991        (34,687)

Other expenses:
  Interest expense.........................................      (66,585)     (117,955)    (90,754)       (91,078)
  Expenses relating to debt financing and agreements to
    retire stock options in preparation of proposed public
    offering...............................................           --            --          --       (137,858)
  Minority interest in subsidiary's losses absorbed by
    parent.................................................      (37,613)           --          --             --
                                                             -----------  ------------  -----------  ------------

  Total other expenses.....................................     (104,198)     (117,955)    (90,754)      (228,936)
                                                             -----------  ------------  -----------  ------------

Net loss...................................................  $  (288,879) $   (117,292)  $ (49,763)  $   (263,623)
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------

Basic and diluted net loss per share.......................  $      (.14) $       (.06)  $    (.02)  $       (.12)
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------

Shares used to compute basic and diluted net loss per
  share....................................................    2,051,215     2,127,820   2,092,592      2,233,507
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1998 AND
              FOR THE NINE MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                          COMMON STOCK       ADDITIONAL
                                                      ---------------------    PAID-IN    ACCUMULATED
                                                        SHARES     AMOUNT      CAPITAL      DEFICIT        TOTAL
                                                      ----------  ---------  -----------  ------------  -----------
Balance, September 30, 1996.........................     106,771  $     107   $   5,438    $ (203,015)  $  (197,470)
  Issuance of common stock for purchase of
    subsidiary......................................   1,944,444      1,944      (1,844)           --           100
  Net loss..........................................          --         --          --      (288,879)     (288,879)
                                                      ----------  ---------  -----------  ------------  -----------
Balance, September 30, 1997.........................   2,051,215      2,051       3,594      (491,894)     (486,249)
  Issuance of common stock for consulting
    services........................................      15,625         16       2,484            --         2,500
  Exercise of stock option granted for loan
    guarantee (Note 8)..............................     166,667        167      14,833            --        15,000
  Net loss..........................................          --         --          --      (117,292)     (117,292)
                                                      ----------  ---------  -----------  ------------  -----------
Balance, September 30, 1998.........................   2,233,507      2,234      20,911      (609,186)     (586,041)

UNAUDITED INFORMATION:
  Net loss for the nine months ended June 30,
    1999............................................          --         --          --      (263,623)     (263,623)
                                                      ----------  ---------  -----------  ------------  -----------
Balance, June 30, 1999 (Unaudited)..................   2,233,507  $   2,234   $  20,911    $ (872,809)  $  (849,664)
                                                      ----------  ---------  -----------  ------------  -----------
                                                      ----------  ---------  -----------  ------------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1998 AND
          FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                            YEARS ENDED SEPTEMBER 30,           JUNE 30,
                                                            --------------------------  ------------------------
                                                                1997          1998         1998         1999
                                                            ------------  ------------  -----------  -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net loss................................................   $ (288,879)   $ (117,292)   $ (49,763)   $(263,623)
  Adjustments to reconcile net loss to net cash provided
    by operating activities:
    Bad debts.............................................           --        28,032       14,004           --
    Depreciation..........................................      127,678       137,883      103,258      113,258
    Interest on long term debt and obligations to related
      parties.............................................       10,304       101,198       86,054       87,323
    Minority interest in subsidiary's losses absorbed by
      parent..............................................       37,613            --           --           --
    Issuance of common stock and options for consulting
      and other services..................................           --        17,333           --           --
  Changes in operating assets and liabilities:
    Decrease (increase) in accounts receivable............        3,296       (73,937)    (141,014)    (143,281)
    Decrease (increase) in inventory......................       10,470         2,600        2,600       (6,500)
    Increase in deposits and prepaid expenses.............           --            --           --     (184,936)
    Increase in deferred offering and financing costs.....           --            --           --     (108,250)
    Increase (decrease) in accounts payable...............      103,612         1,707      (20,576)      90,759
    Increase in sales tax payable.........................       42,141       106,236       65,079       47,883
                                                            ------------  ------------  -----------  -----------
  Net cash flows provided by (used in) operating
    activities............................................       46,235       203,760       59,642     (367,367)
                                                            ------------  ------------  -----------  -----------
Cash flows from investing activities:
  Purchase of property and equipment......................      (67,414)      (21,579)      (4,072)    (153,165)
  Increase in trademarks and copyrights...................           --            --           --      (22,000)
  (Increase) decrease in due from related parties.........           --       (30,119)          --        2,658
                                                            ------------  ------------  -----------  -----------
  Net cash flows used in investing activities.............      (67,414)      (51,698)      (4,072)    (172,507)
                                                            ------------  ------------  -----------  -----------
Cash flows from financing activities:
  Increase (decrease) in bank overdraft...................        2,985         4,747        9,129       (7,732)
  Borrowings from related parties.........................       55,673        26,537           --      157,708
  Borrowings on short-term debt...........................           --            --           --      625,000
  Borrowings on long-term debt............................           --       350,000      350,000           --
  Borrowings on note payable to related party.............           --       360,000      360,000           --
  Repayments on short-term debt...........................           --      (304,295)    (304,295)          --
  Repayments on due to related parties....................           --      (215,115)    (130,282)     (18,033)
  Repayments on capital lease obligation to related
    party.................................................      (50,810)           --           --           --
  Repayments on long-term debt............................           --       (54,477)     (27,264)     (88,649)
  Repayments on note payable to related party.............           --      (317,700)    (313,275)     (14,171)
  Issuance of common stock on exercise of option..........           --           167          167           --
                                                            ------------  ------------  -----------  -----------
  Net cash flows provided by (used in) financing
    activities............................................        7,848      (150,136)     (55,820)     654,123
                                                            ------------  ------------  -----------  -----------
Net increase (decrease) in cash and cash equivalents......      (13,331)        1,926         (250)     114,249
Cash and cash equivalents at beginning of period..........       13,581           250          250        2,176
                                                            ------------  ------------  -----------  -----------
Cash and cash equivalents at end of period................   $      250    $    2,176    $      --    $ 116,425
                                                            ------------  ------------  -----------  -----------
                                                            ------------  ------------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest..................................................   $   44,041    $   52,221    $  29,505    $  30,394
                                                            ------------  ------------  -----------  -----------
                                                            ------------  ------------  -----------  -----------
Income taxes..............................................   $       --    $       --    $      --    $      --
                                                            ------------  ------------  -----------  -----------
                                                            ------------  ------------  -----------  -----------
Supplemental disclosure of noncash investing and financing
  activities:
Payments due on capital lease obligation to related party
  included in amounts due to related parties..............   $       --    $   89,979    $  68,247    $  67,596
                                                            ------------  ------------  -----------  -----------
                                                            ------------  ------------  -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BUSINESS

    TrueVision International, Inc. (the "Company") (formerly Topform, Inc.) was incorporated in the state of Delaware on January 19, 1988. The Company, through its operating subsidiary, provides laser vision correction and image enhancement procedures to individuals with refractive vision conditions. The Company's ophthalmologists and optometrists, and those with which the Company is affiliated, provide laser vision services using excimer laser technology. The Company also offers patients ancillary image enhancement procedures and other vision correction devices, including eye glasses and contact lenses on a limited basis.

    Effective April 15, 1998 (the "Exchange Date"), the shareholders of the Company and the shareholders of TrueVision Laser Centers, Inc., a Nevada corporation ("TVLC"), approved a stock purchase agreement and plan of reorganization (the "TVA reorganization") between the Company, TVLC and a subsidiary of TVLC, TrueVision Laser Centers of Albuquerque, Inc., a New Mexico corporation ("TVA"). The TVA reorganization resulted in the Company acquiring 84% of the outstanding capital stock of TVA, and TVA becoming an operating subsidiary of the Company. Management of TVLC and TVA prior to the reorganization has now become the Company's management. Effective March 16, 1999, the Company changed its name from Topform, Inc. to TrueVision International, Inc. The reorganization has been accounted for in a manner similar to a pooling of interest and, accordingly, the accompanying consolidated financial statements have been presented as if TVA had always been a part of the Company. (See Note 2).

    Prior to the Exchange Date, the Company was inactive since inception. TVA operates an ophthalmic laser vision correction center in Albuquerque, New Mexico. Doctors in the local eye community own 16% of the laser center. TVA was a development stage company prior to the fiscal year beginning October 1, 1996.

    In April 1998, the shareholders of the Company approved a 4-for-1 reverse split of the Company's common stock, and in March 1999, the shareholders of the Company approved a 2.4-for-1 reverse split of the Company's common stock. Number of shares and per share amounts have been restated as though the transactions occurred on September 30, 1996.

    FISCAL YEAR

    The Company changed its year-end for financial reporting purposes from December 31 to September 30, beginning with the fiscal year ended September 30, 1997.

    INTERIM FINANCIAL STATEMENTS

    The accompanying balance sheet as of June 30, 1999 and the statements of operations and cash flows for the nine month periods ended June 30, 1998 and 1999, respectively, have not been audited. However, these financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form SB-2 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In management's opinion, the accompanying financial statements reflect all material adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods presented. The results for

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the interim periods are not necessarily indicative of the results which will be reported for the entire year.

    PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements consolidate the accounts of the Company and its majority-owned subsidiary, TrueVision Laser Centers of Albuquerque, Inc. Minority interest in the subsidiary's losses have been absorbed by the Company as they are non-recourse. All significant intercompany accounts and transactions have been eliminated in consolidation.

    FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheets for cash, accounts receivable, amounts due from related parties, bank overdraft, accounts payable, sales tax payable, short-term debt and amounts due to related parties approximate fair value due to the immediate short-term maturity of these financial instruments.

    The fair value of the Company's long-term debt, capital lease obligation and note payable to related party approximates the carrying amount based on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements.

    INVENTORY

    Inventory, consisting of key cards to operate the excimer laser, is stated at the lower of cost (determined on a first-in, first-out basis) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the depreciable assets which range from three to five years.

    REVENUE RECOGNITION

    Revenues are generated by the vision correction procedures performed at the Company's laser center. Revenue is recognized when services are provided by the Company.

    CONCENTRATION RISK

    The Company's revenues are generated by the vision correction procedures performed at the laser center in Albuquerque, New Mexico. If the demand for this procedure decreased or if the Company's ability to continue to provide this service was impaired, the Company's revenue source would be severely impacted.

    STOCK BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This statement allows entities to measure compensation costs related to awards of stock-based compensation, using

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) either the fair value method or the intrinsic value method. The Company has elected to account for stock-based compensation programs using the intrinsic value method. See note 8 for the proforma disclosures of the effect on net loss and net loss per share.

    LONG-LIVED ASSETS

    In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of the impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 effective October 1, 1996. No impairment of long-lived assets has been recognized as of September 30, 1998.

    INCOME TAXES

    The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    NET LOSS PER SHARE

    In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS No. 128 supercedes the provisions of APB No. 15, and requires the presentation of basic earnings per share and diluted earnings per share. The Company has adopted the provisions of SFAS No. 128 effective October 1, 1996.

    Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the reported periods. Diluted net loss per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised.

    COMPREHENSIVE INCOME

    The FASB recently issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. The Company adopted this statement effective October 1, 1996. For the years ended September 30, 1997 and 1998, the Company had no items that were required to be recognized as components of comprehensive income.

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) SEGMENT INFORMATION

    The FASB recently issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires companies to report certain information about operating segments. The Company adopted this statement effective October 1, 1996. For the years ended September 30, 1997 and 1998, the Company had only one operating segment, laser vision correction, which operated in only one geographic area, the State of New Mexico.

    MANAGEMENT'S PLANS FOR FUTURE OPERATIONS AND FINANCING

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company was inactive since inception through the Exchange date. At present, the Company's working capital plus limited capital resources will not be sufficient to meet the Company's objectives as structured. The Company estimates it needs substantial new capital to achieve its operations as planned, and plans to seek up to $8 million in equity financing via a Form SB-2 offering pursuant to the Securities Act of 1933. If appropriate financing is not obtained, either privately or through this public offering, the Company has a plan to modify its operations.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company generally classifies as cash equivalents all highly liquid instruments with a maturity of three months or less at the time of purchase.

NOTE 2--ACQUISITIONS

    In connection with the TVA acquisition and plan of reorganization, the Company issued 1,944,444 shares (95%) of its common stock, plus 1,944,444 warrants (the "Warrants"), each warrant exercisable to purchase one share of common stock at an exercise price of $0.86 per share, in exchange for 84,000 shares (84%) of TVA held by TVLC. None of the above Warrants were redeemed and all of the Warrants expired unexercised on April 15, 1999.

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 3--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following as of September 30, 1997 and 1998:

                                                                           1997        1998
                                                                        ----------  ----------
Excimer laser and related equipment...................................  $  595,965  $  595,965
Furniture and fixtures................................................      64,742      68,816
Leasehold improvement.................................................       9,413       9,413
Motor vehicle.........................................................          --      17,505
                                                                        ----------  ----------
                                                                           670,120     691,699
Less accumulated depreciation.........................................    (165,659)   (303,542)
                                                                        ----------  ----------
Net property and equipment............................................  $  504,461  $  388,157
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Company expenses maintenance costs as they are incurred.

NOTE 4--SHORT-TERM DEBT

    Short-term debt consists of the following as of September 30, 1997 and 1998:

                                                                           1997        1998
                                                                        ----------  ----------
Secured promissory note bearing interest at 10.25%. Interest is payable monthly and principal is payable on maturity in August 1997.
  The note is secured by the excimer laser and related equipment. The note was repaid in November 1997 via the proceeds of the note
  payable described in Note 5.........................................  $  296,973  $       --
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 5--LONG-TERM DEBT

    Long-term debt consists of the following as of September 30, 1997 and 1998:

                                                                           1997        1998
                                                                        ----------  ----------
Secured loan, bearing interest at 11.25% with interest and principal payable in monthly installments of approximately $9,100. The note is secured by a first security interest in the excimer laser and related equipment, and personal guarantees of certain of the
  Company's directors. The note is due in March 2002..................  $       --  $  314,384
Less: Current portion.................................................          --     (77,675)
                                                                        ----------  ----------
                                                                        $       --  $  236,709
                                                                        ----------  ----------
                                                                        ----------  ----------

    See Note 6 for aggregate maturities of long-term obligations.

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 6--RELATED PARTY TRANSACTIONS

    DUE FROM RELATED PARTIES

    Amounts due from related parties consists of the following as of September 30, 1997 and 1998:

                                                                           1997        1998
                                                                        ----------  ----------
Unsecured advances to the CEO. The advances are non-interest bearing
  and due on demand...................................................  $       --  $   27,663
Other.................................................................          --       2,456
                                                                        ----------  ----------
                                                                        $       --  $   30,119
                                                                        ----------  ----------
                                                                        ----------  ----------

    DUE TO RELATED PARTIES

    Amounts due to related parties consists of the following as of September 30, 1997 and 1998:

                                                                           1997        1998
                                                                        ----------  ----------
Amount due to a doctor optionholder for the purchase of related equipment, payable in monthly installments by increasing the doctor's percentage of revenue. The amount was secured by the related equipment and repaid during the year ended September 30,
  1998................................................................  $   40,000  $       --
Installments in arrears on capital lease obligation to MTE\Triad,
  Inc., related party, (including accrued interest of approximately
  $7,000 and $36,000, respectively), plus penalties and interest on late payment of approximately $0 and $30,000 for the years ended
  September 30, 1997 and 1998, respectively...........................      15,412     161,530
Amount due to related entity..........................................     238,059      62,944
                                                                        ----------  ----------
                                                                        $  293,471  $  224,474
                                                                        ----------  ----------
                                                                        ----------  ----------

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 6--RELATED PARTY TRANSACTIONS (CONTINUED)
    CAPITAL LEASE OBLIGATION TO RELATED PARTY

    Capital lease obligation to related party consists of the following as of September 30, 1997 and 1998:

                                                                           1997        1998
                                                                        ----------  ----------
Capital lease obligation to MTE\Triad, Inc.,a corporation controlled by the Company's CEO, bearing interest at 15.5% with interest and principal payable in monthly installments of approximately $7,600.
  The note is secured by a portion of the excimer laser and related equipment and is due in June, 2001..................................  $  252,785  $  198,938
Less: Current portion.................................................     (53,847)    (63,998)
                                                                        ----------  ----------
Capital lease obligation to related party, long-term portion..........  $  198,938  $  134,940
                                                                        ----------  ----------
                                                                        ----------  ----------

    NOTE PAYABLE TO RELATED PARTY

    Note payable to related party consists of the following as of September 30, 1997 and 1998:

                                                                           1997        1998
                                                                        ----------  ----------
Secured promissory note to, TVLC Finance, Inc., a corporation controlled by the CEO of the Company, bearing interest at 16.5% with interest and principal payable in monthly installments of
  approximately $1,475. The note is secured by a portion of the
  excimer laser and related equipment and is due in September 2002....  $       --  $   51,581
Less: Current portion.................................................          --      (9,918)
                                                                        ----------  ----------
Note payable to related party, long-term..............................  $       --  $   41,663
                                                                        ----------  ----------
                                                                        ----------  ----------

    Aggregate maturities of long-term obligations (excluding capital lease obligations) at September 30 are as follows:

YEAR ENDED                                                                            AMOUNT
----------------------------------------------------------------------------------  ----------
1999..............................................................................  $   87,593
2000..............................................................................      98,741
2001..............................................................................     106,042
2002..............................................................................      73,589
2003..............................................................................          --
Thereafter........................................................................          --
                                                                                    ----------
                                                                                    $  365,965
                                                                                    ----------
                                                                                    ----------

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 7--COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases its corporate office facility and its Albuquerque laser vision correction center under a non-cancelable operating lease that expires in January, 2001. The Company also leases certain of its property and equipment from MTE\Triad, Inc.,a related party, through a capital lease that expires in June, 2001. Capitalized leases included in property and equipment amounted to approximately $270,000, before accumulated depreciation of approximately $72,000 as of September 30, 1998. Minimum future obligations under these leases as of September 30, 1998, are as follows:

YEAR ENDED
SEPTEMBER 30,                                                           CAPITAL     OPERATING
-------------------------------------------------------------------  -------------  ----------
1999...............................................................   $    90,995   $   59,314
2000...............................................................        90,995       95,728
2001...............................................................        68,246       17,000
                                                                     -------------  ----------
Total minimum lease payments.......................................       250,236   $  172,042
                                                                     -------------  ----------
Amount representing interest.......................................        51,298
                                                                     -------------
Present value of minimum lease payments............................   $   198,938
                                                                     -------------
                                                                     -------------

    Rent expense under the non-cancelable operating lease was $34,592 and $35,432 for the years ended September 30, 1997 and 1998.

    CONSULTING AGREEMENTS

    In February, 1998, the Company entered into a consulting agreement with a shareholder for advisory services. The compensation for these services is $4,000 per month for a period of two years ending in February, 2000.

    In April, 1998, the Company entered into a consulting agreement with a shareholder for advisory services beginning in July, 1998. The compensation for these services increases from $5,000 per month to $8,500 per month effective December 1998. The term of the agreement is three years ending in December 2001.

    EMPLOYMENT AGREEMENT

    During September 1998, the Company entered into a three year employment agreement with the president and chief executive officer. The agreement provides for a base salary and a bonus based on the profitability of the Company, which may be paid in cash or common stock. The salary adjusts each year and is to be the greater of the previous year's base salary plus 5% or 75% of the previous year's gross compensation. In conjunction with this agreement the president has agreed not to compete with the Company's laser vision correction business during the term of his employment and for one year after termination.

    The Company also entered into a management continuity agreement with the president that provides for his continued employment as president and chief executive officer for three years following a change in control of the Company. This agreement calls for certain compensation to be delivered to

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED) the President if he is terminated without cause during the three year period. No amounts are due if the president is terminated with "cause" as defined in the agreement. This agreement becomes effective only upon the change in control of the Company.

NOTE 8--SHAREHOLDERS' EQUITY

    STOCK, OPTIONS AND WARRANTS ISSUED FOR SERVICES

    In April 1998, the Company issued 15,625 shares of common stock to a shareholder in settlement of consulting expenses incurred by the shareholder on behalf of the Company.

    In April 1998, the Company granted a consultant and shareholder an option to purchase 166,667 shares of common stock in return for a loan guarantee for the Company in connection with a financing agreement with another corporation. The options were granted at an exercise price $.001 per share and were immediately exercised.

    During 1996, the Company granted the former CEO (and a consultant) of the Company a warrant to purchase 416,667 shares of common stock at an exercise price of $.86 per share, in exchange for assistance provided to the Company. This warrant was unexercised as of September 30, 1998.

    STOCK OPTION PLANS

    In 1998, the Company adopted an incentive stock option plan (the Plan) under which options to purchase up to 458,332 shares of common stock may be granted to officers, employees or directors of the Company, as well as consultants, independent contractors or other service providers of the Company. Incentive options may be granted at an exercise price equal to the fair market value of the shares on the date of the grant. The Plan provides for grants of options with a term of up to 10 years with a "cashless exercise" provision whereby the holder may exercise the option and tender payment for the option shares by surrendering a number of shares of common stock whose value would equal the cash required to exercise an additional number of options.

    In 1998, pursuant to the Plan, the Company granted options to purchase 458,332 shares of common stock to officers, employees and directors under the Plan. These options have an exercise price of $.86.

    Companies that do not choose to adopt the expense recognition rules of SFAS No. 123 will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion (APB) No. 25, but are required to provide pro forma disclosures of the compensation expense determined under the fair-value provisions of SFAS No. 123. APB No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to the market price at the date of the grant.

    The Company has elected to account for incentive grants and grants under its Plan following APB No. 25 and related interpretations. Accordingly, no compensation costs have been recognized for incentive options for the year ended September 30, 1998. The Company has adopted the disclosure provisions of SFAS No. 123 effective October 1, 1996. Under SFAS No. 123, the fair value of each option granted during the year ended September 30, 1998 was estimated on the measurement date utilizing

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 8--SHAREHOLDERS' EQUITY (CONTINUED) the then current fair value of the underlying shares, as estimated by management, less the exercise price discounted over the average expected life of the options of 10 years, with an average risk free interest rate of 5%, price volatility of .1 and no dividends. Had compensation cost for all awards been determined based on the fair value method as prescribed by SFAS No.123, reported net (loss) and net (loss) per common share would have been as follows:

                                                                                 SEPTEMBER 30,
                                                                                     1998
                                                                                 -------------
Net (loss):
As reported....................................................................   $  (117,292)
Pro forma......................................................................   $  (272,714)
Basic and diluted net (loss) per share:
As reported....................................................................   $      (.06)
Pro forma......................................................................   $      (.13)

    A summary of the activity of the stock options for the year ended September 30, 1998 is as follows:

                                                                                YEAR ENDED
                                                                            SEPTEMBER 30, 1998
                                                                          ----------------------
                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                                      EXERCISE
                                                                           SHARES       PRICE
                                                                          ---------  -----------
Outstanding at beginning of period......................................         --   $      --
Granted.................................................................    458,332        0.86
Forfeited...............................................................         --          --
Expired.................................................................         --          --
                                                                          ---------       -----
Outstanding at end of period............................................    458,332   $    0.86
                                                                          ---------       -----
                                                                          ---------       -----
Exercisable at end of period............................................    458,332   $    0.86
                                                                          ---------       -----
                                                                          ---------       -----
Weighted-average fair value of options granted during the period........              $    0.34
                                                                                          -----
                                                                                          -----

    A further summary of options outstanding at September 30, 1998 is as follows:

              OPTIONS OUTSTANDING
------------------------------------------------       OPTIONS EXERCISABLE
             WEIGHTED AVERAGE                     ------------------------------
  NUMBER        REMAINING      WEIGHTED AVERAGE     NUMBER     WEIGHTED AVERAGE
OUTSTANDING  CONTRACTUAL LIFE   EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
-----------  ----------------  -----------------  -----------  -----------------
  458,332         9.6 years        $    0.86         458,332       $    0.86
                   --------            -----      -----------          -----
                   --------            -----      -----------          -----

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 9--INCOME TAXES

    Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The tax effect of temporary differences consisted of the following as of September 30:

                                                                           1997        1998
                                                                        ----------  ----------
Deferred tax assets:
Net operating loss carryforwards......................................  $  203,300  $  251,900
Other.................................................................      18,600          --
                                                                        ----------  ----------
Gross deferred tax assets.............................................     221,900     251,900
Less valuation allowance..............................................    (184,500)   (210,700)
                                                                        ----------  ----------
                                                                            37,400      41,200
Deferred tax liabilities, equipment...................................     (37,400)    (41,200)
                                                                        ----------  ----------
                                                                        $       --  $       --
                                                                        ----------  ----------
                                                                        ----------  ----------

    Realization of deferred tax assets is dependant upon sufficient future taxable income during the period that deductible temporary differences and carryforward are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance. The valuation allowance increased by $26,200 from 1997.

    As of September 30, 1998, the Company has net operating loss carryforwards for both federal and state income tax purposes. Federal and state net operating loss carryforwards totaling approximately $595,000 expire as follows: $199,000 in 2011, $282,000 in 2012 and $114,000 in 2018. Due to federal and state laws, the availability of the operating loss carryforwards are limited due to a cumulative change in the Company's ownership resulting in a change in control. The Company had such a change during the year ended September 30, 1998. The Company has not yet calculated the limitation of the utilization of the net operating loss carryforwards.

    A reconciliation of the effective tax rates with the federal statutory rate is as follows for the years ended September 30:

                                                                          1997         1998
                                                                       -----------  ----------
Income tax benefit at 35% statutory rate.............................  $  (101,000) $  (41,000)
Change in valuation allowance........................................       93,600      26,200
Nondeductible expenses...............................................          500      18,000
State income taxes, net..............................................       (9,000)     (4,000)
Other................................................................       15,900         800
                                                                       -----------  ----------
                                                                       $        --  $       --
                                                                       -----------  ----------
                                                                       -----------  ----------

NOTE 10--SUBSEQUENT EVENTS

    In January 1999, the Board of Directors amended the Company's certificate of incorporation to authorize 10,000,000 shares of $.001 par value Preferred stock.

                 TRUEVISION INTERNATIONAL, INC. AND SUBSIDIARY

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

NOTE 10--SUBSEQUENT EVENTS (CONTINUED)
    In April 1999, the Board of Directors surrendered a portion of certain stock options previously granted to them by the Company pursuant to the Plan, in exchange for $.10 per option surrendered. The total amount due to the directors as a result of the above surrender is $117,708, to be paid in ten equal quarterly installments. This amount is included in "Expenses relating to debt financing and agreements to retire stock options in preparation of proposed public offering". The stock option figures disclosed in Note 7 have been restated as thought the surrender took place on the date the options were granted.

    In April 1999, the Board of Directors approved the Company's offer and issuance of a maximum of $1,000,000 of its 13% subordinated promissory notes due April 15, 2000 attached with non-detachable common stock purchase warrants entitling the holder to purchase additional shares of the Company's common stock at an exercise price of $8.40 per share.

    In May 1999, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of common stock to the public ("IPO"). The Company anticipates the sale of 1,000,000 shares of common stock. The anticipated proceeds will be used to retire short term debt, acquire additional lasers and expand the Company's operations.

    There is no guarantee that the proposed IPO will be consummated or that the IPO, if consummated, will provide proceeds to fund the transactions described above.

[Inside back cover of prospectus depicts two photographic charts, one depicting a diagram of laser vision correction of myopia--ablation depth and the second depicting excimer laser correction of hyperopia--ablation depth.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON, OR ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION OR REPRESENT ANYTHING THAT IS NOT CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE UNITS, AND COMPONENTS THEREOF, OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          7
Cautionary Note Regarding Forward-Looking
  Statements...................................         12
Use Of Proceeds................................         12
Dividend Policy................................         13
Capitalization.................................         14
Dilution.......................................         15
Selected Consolidated Financial Data...........         16
Management's Discussion And Analysis Of
  Financial Condition And Results
  Of Operations................................         18
Business.......................................         23
Management.....................................         32
Certain Transactions...........................         38
Principal Stockholders.........................         42
Description Of Securities......................         43
Shares Eligible For Future Sale................         47
Underwriting...................................         49
Legal Matters..................................         51
Experts........................................         51
Index To Consolidated Financial Statements.....        F-1

    UNTIL , 1999, 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS THAT BUY, SELL OR TRADE THE UNITS, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                          500,000 UNITS CONSISTING OF
                           TWO SHARES OF COMMON STOCK
                           AND ONE REDEEMABLE COMMON
                            STOCK PURCHASE WARRANT.

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             DIRKS & COMPANY, INC.

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article XII of the Registrant's Amended Articles of Incorporation dated March 16, 1999, provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

    Section 102(b) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation eliminates the personal liability of directors to the furthest extent permissible under the Delaware General Corporation Law.

    The Registrant intends to obtain directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees against certain liabilities, prior to the completion of this offering.

    Reference is also made to the underwriting agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances, and our obligation to indemnify the underwriters. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses to be incurred in connection with this offering are as follows:

SEC Registration Fee..............................................  $   3,694
Nasdaq SmallCap Stock Market Listing Fee..........................  $   3,775
NASD Filing Fee...................................................  $   2,122
Accounting Fees and Expenses*.....................................  $  70,000
Printing and Engraving*...........................................  $ 100,000
Legal Fees and Expenses*..........................................  $ 145,000
Blue Sky Fees and Expenses*.......................................  $  30,000
Transfer Agent and Registrar Fees*................................  $  10,000
Miscellaneous Expenses*...........................................  $  35,409
                                                                    ---------
      Total.......................................................  $ 400,000
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    During the last three years, the Registrant has sold and issued the following unregistered securities in transactions which were exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of the Securities Act, as they were transactions not involving a public offering:

    Pursuant to the Registrant's Stock Purchase Agreement and Plan of Reorganization dated February 23, 1998, the Registrant issued 1,944,444 shares of common stock and 1,944,444 warrants to purchase an additional 1,944,444 shares of common stock in a transaction which was exempt from registration under the Securities Act under Section 4(2) of the Securities Act. All of the Registrant's warrants issued in the reorganization expired without exercise on April 15, 1999 and are no longer outstanding. The shares of common stock issued in the reorganization are now held by 173 stockholders.

    In a private placement to accredited investors between April 1999 and August 1999, which was exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder, the Registrant offered and sold $1,175,000 principal amount 13% promissory notes due April 15, 2000, with noteholders that purchased between April 1999 and July 1999 also receiving 2,500 bridge warrants for each $5,000 in principal amount of promissory notes, which warrants are exercisable to purchase 2,500 shares of our common stock at $8.40 per share, and noteholders that purchased in August 1999 receiving 1,563 shares of our common stock for each $25,000 in principal amount of promissory notes. In the aggregate the purchasers of our notes in August 1999 received 34,384 shares of our common stock.

ITEM 27.  EXHIBITS.

    a. The following Exhibits are filed as a part of this registration statement pursuant to Item 601 of Regulation S-B:

  EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
       1.0   Form of Underwriting Agreement*

       1.2   Form of Representative's Warrant Agreement, including Form of Representative's Warrant*

       3.1   Articles of Incorporation of Registrant

       3.2   Amendment to Articles of Incorporation of Registrant

  EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
       3.3   Certificate of Renewal of Charter Dated July 5, 1995

       3.4   Certificate of Renewal of Charter Dated February 2, 1998

       3.5   By-laws of the Registrant

       3.6   Amended and Restated Bylaws of the Registrant

       3.7   Articles of Incorporation of TrueVision Laser Center of Albuquerque, Inc.

       3.8   Articles of Incorporation of TrueVision of Nevada, Inc.

       4.3   Specimen of Common Stock Certificate*

       4.4   Specimen of Common Stock Purchase Warrant*

       4.5   Form of 13% Promissory Note Due April 15, 2000

       4.6   Form of Common Stock Purchase Warrant

       5.0   Opinion of Gregory Bartko, Esq.*

      10.0   Employment Agreement for John C. Homan Dated September 7, 1998

      10.1   Amended Employment Agreement for John C. Homan Dated August 25, 1999

      10.2   Consulting Agreement for Frank J. Seifert Dated August 23, 1999

      10.3   Consulting Agreement for Howard P. Silverman Dated June 13, 1997

      10.4   Consulting Agreement for Howard P. Silverman Dated April 1, 1998

      10.5   Consulting Agreement for Howard P. Silverman Dated December 1, 1998

      10.6   Amended Consulting Agreement for Howard P. Silverman Dated August 30, 1999

      10.7   Restricted Stock Option Agreement Dated January, 1999 Between the Registrant and Dr. Pamela Medley

      10.8   Equipment Lease Dated July 1, 1997 Between MTE/Triad, Inc. and TrueVision Laser Center of Albuquerque,
             Inc.

      10.9   Consulting Agreement for RB&A, LLC Dated February 9, 1998

      10.10  Amended Consulting Agreement for RB&A, LLC Dated August 25, 1999

      10.11  Form of Stock Purchase Warrant of the Registrant Dated March 15, 1998

      10.12  1998 Incentive Stock Option Plan

      10.13  Form of Non-Statutory Stock Option Agreement

      10.14  Form of Stock Option Agreement

      10.15  Form of Stock Purchase Agreement Dated March 15, 1998

      10.16  Ophthalmologist Membership Agreement Dated February 20, 1997 Between TrueVision Laser Center of
             Albuquerque, Inc. and Dr. Daniel R. Peters.

      10.17  Ophthalmologist Membership Agreement Dated April 3, 1997 Between TrueVision Laser Center of Albuquerque,
             Inc. and Dr. Donald E. Rodgers

      10.18  Ophthalmologist Membership Agreement Dated July 30, 1997 Between TrueVision Laser Center of Albuquerque,
             Inc. and Dr. Alfred Lavato*

      10.19  Private Placement Memorandum Dated April 6, 1999 Relating to the 13% Promissory Notes and Common Stock
             Purchase Warrants

      10.20  Mutual General Release Agreement Dated April 15, 1999 Among MTE/Triad, Inc.; TrueVision Laser Centers,
             Inc.; and TrueVision Laser Center of Albuquerque, Inc.

  EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
      10.21  Agreement As Condition To Consent To Sublease Between the Registrant and Metro Center Associates, LP
             Dated April 26, 1999

      10.22  Sublease Dated March 25, 1999 Between the Registrant and Interim Healthcare, Inc.

      10.23  First Amendment to Sublease Dated April 15, 1999 Between the Registrant and Interim Healthcare, Inc.

      10.24  Lease Agreement Dated September 12, 1995 Between Metro Center Associates, LP and Dr. Stephen Graham,
             d/b/a Albuquerque Corrective Eye Surgery, Inc.

      10.25  Addendum to Lease Agreement Between Metro Center Associates, LP and Dr. Stephen Graham, d/b/a
             Albuquerque Corrective Eye Surgery, Inc. Dated September 12, 1995

      10.26  Second Addendum to Lease Agreement Between Metro Center Associates, LP and Dr. Stephen Graham, d/b/a
             Albuquerque Corrective Eye Surgery, Inc. Dated January 8, 1996

      10.27  Assignment of Leasehold Interest With Consent of Landlord Dated May 31, 1996 Between Metro Center
             Associates, LP; Dr. Stephen Graham, d/b/a Albuquerque Corrective Eye Surgery, Inc.; TrueVision Laser
             Center of Albuquerque, Inc.; and TrueVision Laser Centers, Inc.

      10.28  Loan and Security Agreement Dated March 17, 1998 Between TrueVision Laser Center of Albuquerque, Inc.
             and DVI Financial Services, Inc.

      10.29  Acceptance Certificate Dated March 17, 1998 By TrueVision Laser Center of Albuquerque, Inc. to DVI
             Financial Services, Inc.

      10.30  Equipment Lease Dated July 21, 1999 Between Autonomous Technologies Corporation and TrueVision
             International, Inc.

      10.31  Equipment Sales Agreement with VISX Dated June 25, 1999.*

      10.32  Lease Agreement Dated July 21, 1999 Between Flamingo '84 LP, d/b/a Phoenix Plaza III, and TrueVision
             International, Inc.

      10.33  Office Building Lease Dated July 30, 1999 Between Rainbow Corporate Center Limited Partnership and
             TrueVision International, Inc.

      10.34  Stock Purchase Agreement and Plan of Reorganization Dated February 23, 1998 Between the Registrant and
             TrueVision Laser Center of Albuquerque, Inc.

      10.35  Management Continuity Agreement Dated September 7, 1998 Between John C. Homan and the Registrant

      21.0   Subsidiaries of the Registrant

      23.0   Consent of Gregory Bartko, Esq. (included in opinion filed as Exhibit 5.0)*

      23.1   Consent of Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation, San Diego,
             California, independent auditors

      24.0   Power of Attorney (included in Part II of the Registration Statement under the caption "Signatures")

      27.0   Financial Data Schedule

------------------------

*   To be filed by amendment

ITEM 28.  UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant in all instances will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective; and

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned Registrant hereby undertakes that it will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, New Mexico, on the 10th day of September, 1999.

                                TRUEVISION INTERNATIONAL, INC.

                                By:              /S/ JOHN C. HOMAN
                                     -----------------------------------------
                                                   John C. Homan
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes each of John
C. Homan and Frank J. Seifert and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Company deems appropriate, and appoints each of John C. Homan and Frank J. Seifert, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ JOHN C. HOMAN         Chief Executive Officer and
------------------------------    Director (Principal        September 10, 1999
        John C. Homan             Executive Officer)

     /s/ FRANK J. SEIFERT       Executive Vice President
------------------------------    and Director               September 10, 1999
       Frank J. Seifert

      /s/ ALLISON EVANS         Chief Financial Officer
------------------------------    (Principal Financial and   September 10, 1999
        Allison Evans             Accounting Officer)

   /s/ C. RICHARD HULLIHEN      Director
------------------------------                               September 10, 1999
     C. Richard Hullihen

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
       1.0   Form of Underwriting Agreement*

       1.2   Form of Representative's Warrant Agreement, including Form of Representative's Warrant*

       3.1   Articles of Incorporation of Registrant

       3.2   Amendment to Articles of Incorporation of Registrant

       3.3   Certificate of Renewal of Charter Dated July 5, 1995

       3.4   Certificate of Renewal of Charter Dated February 2, 1998

       3.5   By-laws of the Registrant

       3.6   Amended and Restated Bylaws of the Registrant

       3.7   Articles of Incorporation of TrueVision Laser Center of Albuquerque, Inc.

       3.8   Articles of Incorporation of TrueVision of Nevada, Inc.

       4.3   Specimen of Common Stock Certificate*

       4.4   Specimen of Common Stock Purchase Warrant*

       4.5   Form of 13% Promissory Note Due April 15, 2000

       4.6   Form of Common Stock Purchase Warrant

       5.0   Opinion of Gregory Bartko, Esq.*

      10.0   Employment Agreement for John C. Homan Dated September 7, 1998

      10.1   Amended Employment Agreement for John C. Homan Dated August 25, 1999

      10.2   Consulting Agreement for Frank J. Seifert Dated August 23, 1999

      10.3   Consulting Agreement for Howard P. Silverman Dated June 13, 1997

      10.4   Consulting Agreement for Howard P. Silverman Dated April 1, 1998

      10.5   Consulting Agreement for Howard P. Silverman Dated December 1, 1998

      10.6   Amended Consulting Agreement for Howard P. Silverman Dated August 30, 1999

      10.7   Restricted Stock Option Agreement Dated January, 1999 Between the Registrant and Dr. Pamela Medley

      10.8   Equipment Lease Dated July 1, 1997 Between MTE/Triad, Inc. and TrueVision Laser Center of Albuquerque,
             Inc.

      10.9   Consulting Agreement for RB&A, LLC Dated February 9, 1998

      10.10  Amended Consulting Agreement for RB&A, LLC Dated August 25, 1999

      10.11  Form of Stock Purchase Warrant of the Registrant Dated March 15, 1998

      10.12  1998 Incentive Stock Option Plan

      10.13  Form of Non-Statutory Stock Option Agreement

      10.14  Form of Stock Option Agreement

      10.15  Form of Stock Purchase Agreement Dated March 15, 1998

      10.16  Ophthalmologist Membership Agreement Dated February 20, 1997 Between TrueVision Laser Center of
             Albuquerque, Inc. and Dr. Daniel R. Peters.

      10.17  Ophthalmologist Membership Agreement Dated April 3, 1997 Between TrueVision Laser Center of Albuquerque,
             Inc. and Dr. Donald E. Rodgers

      10.18  Ophthalmologist Membership Agreement Dated July 30, 1997 Between TrueVision Laser Center of Albuquerque,
             Inc. and Dr. Alfred Lavato*

  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
      10.19  Private Placement Memorandum Dated April 6, 1999 Relating to the 13% Promissory Notes and Common Stock
             Purchase Warrants

      10.20  Mutual General Release Agreement Dated April 15, 1999 Among MTE/Triad, Inc.; TrueVision Laser Centers,
             Inc.; and TrueVision Laser Center of Albuquerque, Inc.

      10.21  Agreement As Condition To Consent To Sublease Between the Registrant and Metro Center Associates, LP
             Dated April 26, 1999

      10.22  Sublease Dated March 25, 1999 Between the Registrant and Interim Healthcare, Inc.

      10.23  First Amendment to Sublease Dated April 15, 1999 Between the Registrant and Interim Healthcare, Inc.

      10.24  Lease Agreement Dated September 12, 1995 Between Metro Center Associates, LP and Dr. Stephen Graham,
             d/b/a Albuquerque Corrective Eye Surgery, Inc.

      10.25  Addendum to Lease Agreement Between Metro Center Associates, LP and Dr. Stephen Graham, d/b/a
             Albuquerque Corrective Eye Surgery, Inc. Dated September 12, 1995

      10.26  Second Addendum to Lease Agreement Between Metro Center Associates, LP and Dr. Stephen Graham, d/b/a
             Albuquerque Corrective Eye Surgery, Inc. Dated January 8, 1996

      10.27  Assignment of Leasehold Interest With Consent of Landlord Dated May 31, 1996 Between Metro Center
             Associates, LP; Dr. Stephen Graham, d/b/a Albuquerque Corrective Eye Surgery, Inc.; TrueVision Laser
             Center of Albuquerque, Inc.; and TrueVision Laser Centers, Inc.

      10.28  Loan and Security Agreement Dated March 17, 1998 Between TrueVision Laser Center of Albuquerque, Inc.
             and DVI Financial Services, Inc.

      10.29  Acceptance Certificate Dated March 17, 1998 By TrueVision Laser Center of Albuquerque, Inc. to DVI
             Financial Services, Inc.

      10.30  Equipment Lease Dated July 21, 1999 Between Autonomous Technologies Corporation and TrueVision
             International, Inc.

      10.31  Equipment Sales Agreement with VISX Dated June 25, 1999.*

      10.32  Lease Agreement Dated July 21, 1999 Between Flamingo '84 LP, d/b/a Phoenix Plaza III, and TrueVision
             International, Inc.

      10.33  Office Building Lease Dated July 30, 1999 Between Rainbow Corporate Center Limited Partnership and
             TrueVision International, Inc.

      10.34  Stock Purchase Agreement and Plan of Reorganization Dated February 23, 1998 Between the Registrant and
             TrueVision Laser Center of Albuquerque, Inc.

      10.35  Management Continuity Agreement Dated September 7, 1998 Between John C. Homan and the Registrant

      21.0   Subsidiaries of the Registrant

      23.0   Consent of Gregory Bartko, Esq. (included in opinion filed as Exhibit 5.0)*

      23.1   Consent of Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation, San Diego,
             California, independent auditors

      24.0   Power of Attorney (included in Part II of the Registration Statement under the caption "Signatures")

      27.0   Financial Data Schedule

------------------------

*   To be filed by amendment